UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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AmerisourceBergen Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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AmerisourceBergen Proxy Statement

AmerisourceBergen

January 23, 2015

Dear Stockholder:

I am pleased to invite you to attend our 2015 Annual Meeting of Stockholders on Thursday, March 5, 2015 at 2:00 p.m., Eastern Time. The meeting will be held at The Breakers, One South County Road, Palm Beach, Florida, 33480.

The Notice of the 2015 Annual Meeting of Stockholders and the Proxy Statement describe the items of business for the meeting. At the meeting we will also report on AmerisourceBergen's performance and operations during fiscal year 2014 and respond to stockholder questions.

Your vote is very important. Whether or not you plan to attend the 2015 Annual Meeting of Stockholders, we urge you to vote and to submit your proxy over the Internet, by telephone or by mail. If you are a registered stockholder and attend the meeting, you may revoke your proxy and vote your shares in person. If you hold your shares through a bank or broker and want to vote your shares in person at the meeting, please contact your bank or broker to obtain a legal proxy.

Thank you for your support.

Sincerely,

RICHARD C. GOZON Chairman of the Board

NOTICE OF 2015 ANNUAL MEETING OF STOCKHOLDERS

TIME AND DATE:	2:00 p.m., Eastern Time, on Thursday, March 5, 2015
PLACE:	The Breakers One South County Road Palm Beach, Florida 33480
ITEMS OF BUSINESS:	(1)
To elect the ten nominees named in the accompanying Proxy Statement (or, if necessary, any substitute nominees selected by the Board of Directors) as a director, each to serve until the 2016 Annual Meeting of Stockholders and until his or her successor is duly elected and qualified;
	(2)	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2015;
	(3)	To conduct an advisory vote to approve the compensation of our named executive officers;
	(4)	To vote on a stockholder proposal to permit stockholder action by written consent; and
	(5)	To transact any other business properly coming before the meeting.
WHO MAY VOTE:	Stockholders of record on January 5, 2015.
DATE OF AVAILABILITY:	This Notice and Proxy Statement, together with our Annual Report on Form 10-K for the fiscal year ended September 30, 2014, are being made available to stockholders on or about January 23, 2015.

By order of the Board of Directors,

KATHY H. GADDES Vice President, Group General Counsel and Secretary

Important Notice Regarding Availability of Proxy Materials for AmerisourceBergen's Annual Meeting of Stockholders to be Held on March 5, 2015.

The Proxy Statement and Annual Report on Form 10-K are available at www.amerisourcebergen.com.

JANUARY 23, 2015

AMERISOURCEBERGEN CORPORATION
1300 MORRIS DRIVE
CHESTERBROOK, PA 19087

PROXY STATEMENT

Page
About the 2015 Annual Meeting of Stockholders and Voting at the Meeting	1
Election of Directors (Item 1 on the Proxy Card)	4
Additional Information about the Directors, the Board and the Board Committees	10
Codes of Ethics	14
Corporate Governance	15
Process for Identifying and Evaluating Director Nominees and for Submitting Recommendations	19
Audit Matters	20
Audit Committee Financial Expert	20
Report of the Audit and Corporate Responsibility Committee	21
Policy for Pre-Approval of Audit and Non-Audit Services	21
Independent Registered Public Accounting Firm's Fees	22
Ratification of Appointment of Ernst & Young LLP as AmerisourceBergen's Independent Registered Public Accounting Firm for Fiscal Year 2015 (Item 2 on the Proxy Card)	22
Compensation Committee Matters	23
Executive Compensation	25
Compensation Discussion and Analysis	25
Compensation Committee Report	37
Executive Compensation Tables	37
Employment Agreements	44
Potential Payments upon Termination of Employment or Change in Control	44
Certain Transactions	49
Advisory Vote to Approve the Compensation of our Named Executive Officers (Item 3 on the Proxy Card)	51
Beneficial Ownership of Common Stock	52
Equity Compensation Plan Information	55
Stockholder Proposal to Permit Stockholder Action by Written Consent (Item 4 on the Proxy Card)	55
Section 16(a) Beneficial Ownership Reporting Compliance	57
Availability of Form 10-K	57
Requirements for Submission of Proxy Proposals, Nomination of Directors and Other Business of Stockholders	58
Appendix A—Supplemental Information: GAAP to Non-GAAP Reconciliation	A-1

ABOUT THE 2015 ANNUAL MEETING OF STOCKHOLDERS AND VOTING AT THE MEETING

Why am I being furnished this Proxy Statement?

The Board of Directors of AmerisourceBergen Corporation (the "Company," "AmerisourceBergen," "we" or "us") is furnishing this Proxy Statement in connection with its solicitation of proxies for use at the 2015 Annual Meeting of Stockholders to be held on March 5, 2015, and at any adjournments thereof. Our Annual Report on Form 10-K for the fiscal year ended September 30, 2014 accompanies this Notice and Proxy Statement, but is not incorporated as a part of the Proxy Statement and is not to be regarded as part of the proxy solicitation material.

Who is soliciting my proxy?

The Board of Directors is soliciting your proxy in order to provide you with an opportunity to vote on all matters scheduled to come before the meeting whether or not you attend the meeting in person.

What if I received a Notice of Internet Availability of Proxy Materials?

We are providing access to our proxy materials over the Internet. Accordingly, on or about January 23, 2015, we are mailing to our record and beneficial stockholders a Notice of Internet Availability of Proxy Materials, which contains instructions on how to access our proxy materials over the Internet and vote online. If you received a Notice of Internet Availability of Proxy Materials, you will not receive a printed copy of our proxy materials by mail unless you request one. You may request a printed copy of our proxy materials for the 2015 Annual Meeting of Stockholders. If you wish to receive a printed copy of our proxy materials, you should follow the instructions for requesting those materials included in the Notice of Internet Availability of Proxy Materials.

Who is entitled to vote?

You may vote if you owned shares of our common stock as of the close of business on January 5, 2015, which is the record date. You are entitled to one vote for each share of common stock that you own. As of January 5, 2015, we had 220,176,175 shares of common stock outstanding.

What shares can I vote?

You may vote all shares owned by you as of the close of business on January 5, 2015, the record date. These shares include:

  ▪
  Shares held directly in your name as the stockholder of record.

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  Shares of which you are the beneficial owner but not the stockholder of record. These are shares that are held for you through a broker, trustee or other nominee such as a bank, including shares purchased through any 401(k) plan or our employee stock purchase plan.

How do I vote before the meeting?

If you hold your shares in your own name as the stockholder of record, you have three options for voting and submitting your proxy before the meeting:

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  By Internet—We encourage you to vote and submit your proxy over the Internet at www.envisionreports.com/ABC.

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  By telephone—You may vote and submit your proxy by calling 1-800-652-VOTE (8683).

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  By mail—If you received your proxy materials by mail, you may vote by completing, signing and returning the enclosed proxy card.

If you hold your shares through an account with a bank, broker or other nominee, you may vote by completing and signing the voting instruction form that the bank, broker or other nominee will provide to you, or by using telephone or Internet voting arrangements described on the voting instruction form, the Notice or other materials that the bank, broker or other nominee will provide to you.

May I vote at the meeting?

You may vote your shares at the meeting if you attend in person. If you hold your shares through an account with a bank or broker, you must obtain a legal proxy from the bank or broker in order to vote at the meeting.

Even if you plan to attend the meeting, we encourage you to vote your shares by proxy. You may vote by proxy over the Internet, by telephone or by mail.

How do I revoke my proxy?

If you are the stockholder of record, you may revoke your proxy at any time before the polls close at the meeting. You may revoke your proxy by:

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  Changing your vote in the manner described below.

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  Notifying Kathy H. Gaddes, Secretary, AmerisourceBergen Corporation, 1300 Morris Drive, Chesterbrook, Pennsylvania 19087 in writing that you are revoking your proxy before it is voted at the meeting.

If you hold your shares through an account with a bank or broker, your ability to revoke your proxy depends on the voting procedures of the bank or broker. Please follow the directions provided to you by your bank or broker.

May I change my vote?

You may change your vote at any time before the polls close at the meeting. You may change your vote by:

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  Signing another proxy card with a later date and returning it to us prior to the meeting.

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  Voting again over the Internet or by telephone prior to 2:00 p.m., Eastern Time, on March 5, 2015.

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  Voting at the meeting if you are the stockholder of record.

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  Voting at the meeting if you are the beneficial owner and have obtained a legal proxy from your bank or broker.

What if I return my proxy card but do not provide voting instructions?

Proxy cards that are signed and returned but do not contain instructions will be voted as follows:

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  For the election of the ten nominees for director named on page 4 of this Proxy Statement;

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  For the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2015;

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  For the approval of the compensation of our named executive officers as described in this Proxy Statement;

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  Against the stockholder proposal to permit stockholder action by written consent; and

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  In accordance with the best judgment of the individuals named as proxies on the proxy card on any other matters properly brought before the meeting.

What does it mean if I receive more than one proxy card or instruction form?

It means that you have multiple accounts with our transfer agent and/or banks or brokers. Please vote all of your shares.

We recommend that you consolidate as many accounts as possible under the same name and address. For assistance consolidating accounts where you are the stockholder of record, you may contact our transfer agent, Computershare, at 1-866-233-1957.

Will my shares be voted if I do not provide my proxy?

If you are a registered stockholder and do not provide a proxy, you must attend the meeting in order to vote your shares.

If you hold shares through an account with a bank or broker, your shares may be voted even if you do not provide voting instructions to your bank or broker. Banks and brokers have the authority under the rules of the

New York Stock Exchange, or NYSE, to vote shares for which their customers do not provide voting instructions on certain routine matters. The ratification of the appointment of our independent registered public accounting firm (Item 2 on the Proxy Card) is considered a routine matter for which banks and brokers may vote without specific instructions from their customers.

May stockholders ask questions at the meeting?

Yes. Representatives of AmerisourceBergen will answer stockholders' questions of general interest at the end of the meeting. In order to be eligible to ask questions at the meeting, you must be able to establish that you are a stockholder either as of January 5, 2015 or as of the date of the meeting.

How many votes must be present to hold the meeting?

In order for us to conduct our meeting, a majority of the shares of our common stock outstanding as of January 5, 2015 must be present in person or by proxy at the meeting. This is referred to as a quorum. Your shares are counted as present at the meeting if you attend the meeting and vote in person or if you properly return a proxy over the Internet, by telephone or by mail. Shares voted by banks or brokers on behalf of beneficial owners also are counted as present at the meeting. In addition, abstentions and broker non-votes will be counted for purposes of establishing a quorum with respect to any matter properly brought before the meeting. Broker non-votes occur on a matter when a bank or broker is not permitted under applicable rules and regulations to vote on a matter without instruction from the beneficial owner of the underlying shares and no instruction has been given.

How many votes are needed for each proposal and how are the votes counted?

The affirmative vote of a majority of the votes cast will be required for the election of each director (Item 1 on the Proxy Card).

A majority of the votes cast means that the votes cast "for" a director exceed the number of votes cast "against" that director. Abstentions and broker non-votes are disregarded when determining if a majority of the votes have been cast in favor of a director.

The affirmative vote of a majority of the shares present in person or by proxy and entitled to vote will be required for:

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  The ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the current fiscal year (Item 2 on the Proxy Card);

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  The approval, on an advisory basis, of the compensation of our named executive officers as described in this Proxy Statement (Item 3 on the Proxy Card);

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  The approval of the stockholder proposal (Item 4 on the Proxy Card); and

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  Any other proposal that might properly come before the meeting.

Abstentions will be counted toward the tabulation of votes cast on Items 2, 3, and 4, and will have the effect of negative votes. Under NYSE rules, Item 2 is considered a routine matter on which brokers will be permitted to vote in their discretion even if the beneficial owners do not provide voting instructions. However, Items 1, 3, and 4 are not considered routine matters under NYSE rules, and brokers will not be permitted to vote on Items 1, 3, or 4 if the beneficial owners fail to provide voting instructions. Broker non-votes will not be counted toward the tabulation of votes cast on Items 1, 3, or 4.

How will proxies be voted on other items or matters that properly come before the meeting?

If any other items or matters properly come before the meeting, the proxies received will be voted on those items or matters in accordance with the discretion of the proxy holders.

Is AmerisourceBergen aware of any other item of business that will be presented at the meeting?

We are not aware of any other business to be presented at the 2015 Annual Meeting of Stockholders. However, if any other matter should properly come before the 2015 Annual Meeting of Stockholders, the enclosed proxy confers discretionary authority with respect to such matter.

Will there be any further solicitation of proxies for the meeting?

Our directors, officers and employees may solicit proxies by telephone or in person. In addition, we have hired Morrow & Co., LLC to assist us in soliciting proxies, if necessary. Morrow may solicit proxies by telephone or in person. We will pay Morrow a fee of $11,500, plus expenses, for providing such services. All costs and expenses of any solicitation, including the cost of preparing this Proxy Statement and posting it on the Internet and mailing the Notice of Internet Availability of Proxy Materials, will be borne by AmerisourceBergen.

Will AmerisourceBergen reimburse any expenses of banks, brokers, nominees and fiduciaries?

We will reimburse the expenses of banks, brokers, nominees and fiduciaries that send notices, proxies and proxy materials to our stockholders.

Will the directors be in attendance at the meeting?

We currently expect all of our directors to be in attendance at the 2015 Annual Meeting of Stockholders. It has been customary for our directors to attend our annual meetings. All of our directors attended the 2014 Annual Meeting of Stockholders.

ELECTION OF DIRECTORS
(Item 1 on the Proxy Card)

How often are directors elected?

Any nominee who is elected to serve as a director at our 2015 Annual Meeting of Stockholders will be elected to serve a term of one year. Similarly, any director who is appointed to fill a vacancy on the Board will serve until the next annual meeting of stockholders after his or her appointment and until his or her successor is elected and qualified.

What is the size of the Board of Directors?

The size of the Board of Directors is ten.

Who are this year's nominees?

Ornella Barra, Steven H. Collis, Douglas R. Conant, Richard W. Gochnauer, Richard C. Gozon, Lon R. Greenberg, Jane E. Henney, M.D., Kathleen W. Hyle, Michael J. Long and Henry W. McGee.

Which of this year's nominees are independent?

Mr. Conant, Mr. Gochnauer, Mr. Gozon, Mr. Greenberg, Dr. Henney, Ms. Hyle, Mr. Long and Mr. McGee are independent (as independence is defined in Section 303A of the NYSE Listed Company Manual and in our corporate governance principles).

Are there any family relationships among AmerisourceBergen's directors and executive officers?

No.

What is the term of office for which this year's nominees are to be elected?

The nominees are to be elected for a term of one year and are expected to hold office until the 2016 Annual Meeting of Stockholders and until their successors are elected and qualified.

What if a nominee is unwilling or unable to serve?

Each nominee for director has consented to his or her nomination and, so far as the Board of Directors and management are aware, intends to serve a full term as a director if elected. However, if any of the nominees should become unavailable or unable to stand for election prior to the election, the shares represented by proxies may be voted for the election of substitute nominees selected by the Board of Directors.

Biographical information about our nominees:

ORNELLA BARRA Age: 61 Director since January 2015

Position, Principal Occupation, Business Experience and Directorships

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Executive Vice President of Walgreens Boots Alliance, Inc. and President and Chief Executive of Global Wholesale and International Retail

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Chief Executive, Wholesale and Brands of Alliance Boots GmbH from September 2013 until January 2015

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Chief Executive of Pharmaceutical Wholesale Division of Alliance Boots GmbH from January 2009 until September 2013

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Prior to her role as Chief Executive of Pharmaceutical Wholesale Division, Ms. Barra was Wholesale and Commercial Affairs Director and a board member of Alliance Boots plc

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Prior to the merger of Alliance UniChem Plc and Boots Group plc, Ms. Barra was Executive Director of Alliance UniChem Plc, having been appointed to its Board in 1997 when Alliance Sante merged with UniChem Plc

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Member of Board of Directors of Assicurazioni Generali, one of the largest Italian insurance companies, since April 2013

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Ms. Barra has been a member of the Board of Directors of Alliance Boots GmbH, a subsidiary of Walgreens Boots Alliance, since June 2007 and was Chairman of its Corporate Social Responsibility Committee from 2009 to 2013

Key Attributes, Experience and Skills:

Ms. Barra has extensive experience in the pharmaceutical wholesale distribution and international pharmaceutical retail industries given her long career with Alliance Boots and predecessor companies. Ms. Barra, a pharmacist by profession, provides a unique industry-specific insight to our Board. She also provides a valuable perspective on our strategic relationship and collaboration with Walgreens Boots Alliance. In addition, Ms. Barra has demonstrated expertise in understanding and managing the international business operations of a large company. She provides critical insight into global markets and issues facing companies expanding internationally.

STEVEN H. COLLIS Age: 53 Director since May 2011

Position, Principal Occupation, Business Experience and Directorships

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President and Chief Executive Officer of AmerisourceBergen Corporation since July 2011

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President and Chief Operating Officer of AmerisourceBergen Corporation from November 2010 to July 2011

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Executive Vice President and President of AmerisourceBergen Drug Corporation from September 2009 to November 2010

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Executive Vice President and President of AmerisourceBergen Specialty Group from September 2007 to September 2009

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Senior Vice President of AmerisourceBergen Corporation and President of AmerisourceBergen Specialty Group from August 2001 to September 2007

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Mr. Collis has held a variety of other positions with AmerisourceBergen Corporation and its predecessors since 1994

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Current director of Thoratec Corporation

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Member of our Executive Committee

Key Attributes, Experience and Skills:

As the Chief Executive Officer of AmerisourceBergen, Mr. Collis brings to the Board extensive business and operating experience in the wholesale pharmaceutical distribution industry, knowledge of AmerisourceBergen and its history and significant executive leadership experience at AmerisourceBergen. Mr. Collis has extensive knowledge of the healthcare distribution and services market and the competitive nature of the pharmaceutical distribution business. Mr. Collis has demonstrated strategic vision, strong creativity and entrepreneurial and leadership skills throughout his tenure at AmerisourceBergen.

DOUGLAS R. CONANT Age: 63 Director since January 2013

Position, Principal Occupation, Business Experience and Directorships

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Founder and Chief Executive Officer of ConantLeadership, a firm dedicated to improving the quality of leadership in the 21st century

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President and Chief Executive Officer and a member of the Board of Directors of Campbell Soup Company from January 2001 to July 2011

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Served from 1992 to 2000 at Nabisco Foods Company in a series of senior leadership positions, including President of Nabisco Foods Company from 1995 to 2000

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Current Chairman of the Board of Directors of Avon Products, Inc.

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Member of our Compensation and Succession Planning Committee and our Finance Committee

Key Attributes, Experience and Skills:

As a result of his executive roles at Campbell Soup Company and Nabisco Foods Company, Mr. Conant has acquired extensive corporate leadership skills and management experience. His expertise in marketing, branding and strategic innovation provides a unique and valuable perspective for our Board. Mr. Conant also provides insight and guidance on matters of executive and talent development. In addition, he has an in-depth knowledge of international markets and global distribution operations. As a result of his service on the boards of other public companies, Mr. Conant also brings significant corporate governance experience to our Board.

RICHARD W. GOCHNAUER Age: 65 Director since September 2008

Position, Principal Occupation, Business Experience and Directorships

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Chief Executive Officer of United Stationers Inc. from December 2002 until his retirement in May 2011

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Chief Operating Officer of United Stationers Inc. from July 2002 to December 2002

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Vice Chairman and President, International, and President and Chief Operating Officer of Golden State Foods Corporation from 1994 to 2002

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Current director of UGI Corporation, Golden State Foods Corporation and Rush University Medical Center

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Previously served as a director of Fieldstone Communities, Inc. from 2000 to 2008 and United Stationers Inc. from July 2002 to May 2011

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Member of our Finance Committee and our Governance and Nominating Committee

Key Attributes, Experience and Skills:

Through his management of several distribution businesses, Mr. Gochnauer gained valuable perspective on measures to drive operating growth and compete effectively in the distribution business. He offers strategic direction and insight into global competition and international markets. Through his service on other boards of directors, he also brings extensive corporate governance, executive compensation, mergers and acquisitions, strategic planning and technology experience to our Board.

RICHARD C. GOZON Age: 76 Director since August 2001

Position, Principal Occupation, Business Experience and Directorships

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Interim President of Thomas Jefferson University from July 2012 to September 2013

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Executive Vice President of Weyerhaeuser Company and Chairman of North Pacific Paper Company from June 1994 until 2002

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Prior to that, Mr. Gozon served in various leadership positions of Alco Standard Corporation and Paper Corporation of America

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Current director of Triumph Group, Inc. and Thomas Jefferson University

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Served as Chairman of the Board of Trustees of Thomas Jefferson University from September 2013 to July 2014

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Previously served as a director of Alco Standard Corporation and AmeriSource Health Corporation from 1994 to August 2001, AmeriGas Partners, L.P. from February 1998 to January 2011, and UGI Corporation from 1989 to January 2011

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Chairman of the Board of Directors of AmerisourceBergen since February 2006

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Chair of our Executive Committee

Key Attributes, Experience and Skills:

Mr. Gozon's longstanding service on our Board provides him with extensive knowledge of AmerisourceBergen's business and industry. Through his service as a senior executive of other public companies, Mr. Gozon brings valuable operations, productivity, supply chain, marketing, international business, mergers and acquisitions and financial experience to our Board. Mr. Gozon contributes substantially to the oversight of all aspects of our operations, including service as our Chairman of the Board. We also benefit from Mr. Gozon's insights and governance acumen drawn from his long experience as a director of several other public companies.

LON R. GREENBERG Age: 64 Director since May 2013

Position, Principal Occupation, Business Experience and Directorships

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Chairman of UGI Corporation's Board of Directors since 1996 and director of UGI Utilities, Inc. and AmeriGas Propane, both UGI Corporation subsidiaries.

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Chief Executive Officer of UGI Corporation from 1995 until his retirement in April 2013

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Mr. Greenberg served in various leadership positions throughout his tenure with UGI Corporation

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Current director of Aqua America, Inc. and Ameriprise Financial, Inc.

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Chairman of the Board of Directors of the United Way of Greater Philadelphia and Southern New Jersey

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Chairman of the Board of Directors of Temple University Health System

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Member of the Board of Trustees of Temple University and the Board of Directors of Fox Chase Cancer Center

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Member of our Audit and Corporate Responsibility Committee and our Finance Committee

Key Attributes, Experience and Skills:

Mr. Greenberg's service as CEO of UGI Corporation provides valuable business and executive management experience to our Board, including expertise leading a large organization with global operations and important perspectives on issues facing public companies generally. Mr. Greenberg has critical insight into the roles of law, finance and strategic transactions in our business, which enables him to provide guidance on strategic direction, international markets, and future growth opportunities. In addition, we benefit from Mr. Greenberg's significant leadership skills and experience providing oversight of executive management. Mr. Greenberg's service as a director of healthcare organizations also enables him to bring to the Board experience and knowledge of the healthcare industry from different perspectives.

JANE E. HENNEY, M.D. Age: 67 Director since January 2002

Position, Principal Occupation, Business Experience and Directorships

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Home Secretary, Institute of Medicine, since April 1, 2014

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Professor of Medicine, College of Medicine at the University of Cincinnati from January 2008 until December 2012

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Senior Vice President and Provost for Health Affairs at the University of Cincinnati from July 2003 to January 2008

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Prior to that, Dr. Henney held various positions in academia and government, including Commissioner of Food and Drugs at the United States Food and Drug Administration from 1998 to 2001 and Vice President for Health Sciences at the University of New Mexico from 1994 to 1998

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Current director of CIGNA Corporation and Cubist Pharmaceuticals, Inc.

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Previously served as a director of AstraZeneca PLC from September 2001 until April 2011

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National Association of Corporate Directors (NACD) Board Leadership Fellow

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Chair of our Governance and Nominating Committee and a member of our Compensation and Succession Planning Committee and our Executive Committee

Key Attributes, Experience and Skills:

Dr. Henney trained as a medical oncologist. Her medical knowledge and healthcare policy and regulatory expertise provide industry-specific perspective on the Board. Through both position and education, she brings a wealth of public policy, leadership, management and financial experience. She also has an extensive understanding of the role of our Board of Directors and corporate governance matters through her service on other company boards, including service on the boards of companies within the healthcare and pharmaceutical industries.

KATHLEEN W. HYLE Age: 56 Director since May 2010

Position, Principal Occupation, Business Experience and Directorships

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Senior Vice President of Constellation Energy and Chief Operating Officer of Constellation Energy Resources from November 2008 until March 2012

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Chief Financial Officer for Constellation Energy Nuclear Group and for UniStar Nuclear Energy, LLC from June 2007 to November 2008

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Prior to joining Constellation Energy in 2003, Ms. Hyle served as the Chief Financial Officer of ANC Rental Corp., Vice President and Treasurer of Auto-Nation,  Inc., and Vice President and Treasurer of Black and Decker Corporation

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Current director of Bunge Limited and The ADT Corporation

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Serves on the Board of Trustees of Center Stage in Baltimore, MD, and on the Board of Sponsors for the Loyola University Maryland Sellinger School of Business and Management

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Chair of our Audit and Corporate Responsibility Committee and a member of our Executive Committee and our Finance Committee

Key Attributes, Experience and Skills:

Ms. Hyle brings to our Board extensive financial experience gained through her career with Constellation Energy and other public companies. This experience also enables Ms. Hyle to provide critical insight into, among other things, our financial statements, accounting principles and practices, internal control over financial reporting and risk management processes. In addition, Ms. Hyle brings extensive management, operations, mergers and acquisitions, technology, marketing, retail and regulatory experience to our Board.

MICHAEL J. LONG Age: 56 Director since May 2006

Position, Principal Occupation, Business Experience and Directorships

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Chairman of the Board, President and Chief Executive Officer of Arrow Electronics, Inc.

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Appointed Chairman of the Board of Arrow Electronics, Inc. in January 2010 and Chief Executive Officer of Arrow Electronics, Inc. in May 2009

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President and Chief Operating Officer of Arrow Electronics, Inc. from February 2008 until May 2009, Senior Vice President from January 2006 to February 2008

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Serves on the Board of Trustees of the Denver Zoo

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Chair of our Compensation and Succession Planning Committee and a member of our Audit and Corporate Responsibility Committee and our Executive Committee

Key Attributes, Experience and Skills:

Through his current and prior leadership positions at Arrow Electronics, Inc., Mr. Long brings to the Board relevant experience in the areas of finance, operations, management, leadership, strategic planning, executive compensation and global competition. As a result of his numerous years in the distribution industry, Mr. Long understands the competitive nature of the industry, provides critical insight into international markets, and has an in-depth knowledge of business and strategic opportunities for wholesale distribution.

HENRY W. MCGEE Age: 62 Director since November 2004

Position, Principal Occupation, Business Experience and Directorships

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Senior Lecturer at Harvard Business School since July 2013

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Consultant, HBO Home Entertainment from April 2013 to August 2013

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President of HBO Home Entertainment from 1995 until his retirement in March 2013

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Senior Vice President, Programming, HBO Video, from 1988 to 1995 and prior to that, Mr. McGee served in leadership positions in various divisions of HBO

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Former President of the Alvin Ailey Dance Theater Foundation and the Film Society of Lincoln Center. Served on the boards of the Sundance Institute, the Public Theater, Save the Children and the Time Warner Foundation

▪

Member of our Audit and Corporate Responsibility Committee and our Governance and Nominating Committee

Key Attributes, Experience and Skills:

As a result of his tenure as President of HBO Home Entertainment, Mr. McGee has significant operational, marketing and wholesale distribution expertise. In addition, he brings valuable business, leadership and management experience to our Board. Mr. McGee has a deep understanding of the use of technology and all aspects of wholesale distribution and international markets. In addition, he offers innovative ideas, critical insight into strategic decision-making, governance and exposure to diverse, global points of view.

How does the Board of Directors recommend that I vote?

We recommend that you vote For the election of each of the ten nominees named in this Proxy Statement to the Board of Directors.

ADDITIONAL INFORMATION ABOUT THE DIRECTORS, THE BOARD
AND THE BOARD COMMITTEES

Identified below are the members of the current Board committees, the number of meetings that each committee held in fiscal year 2014, and the responsibilities of each committee:

Name	Executive	Audit and Corporate Responsibility	Compensation and Succession Planning	Finance	Governance and Nominating
Ornella Barra**

Steven H. Collis	X

Douglas R. Conant			X	X

Richard W. Gochnauer				X	X

Richard C. Gozon	X*

Lon R. Greenberg		X		X

Edward E. Hagenlocker				X***

Jane E. Henney, M.D.	X		X		X*

Kathleen W. Hyle	X	X*		X

Michael J. Long	X	X	X*

Henry W. McGee		X			X

Number of Meetings in Fiscal Year 2014	0	12	5	6	6

*
Chairperson

**
Ornella Barra was appointed to the Board on January 16, 2015.

***
Edward E. Hagenlocker is the current Chairperson of the Finance Committee. Mr. Hagenlocker will be retiring from the Board at the end of the annual meeting on March 5, 2015.

Duties and Responsibilities of the Board Committees

Audit and Corporate Responsibility Committee

  ▪
  Appoints, and has authority to terminate, the company's independent registered public accounting firm.

  ▪
  Pre-approves all audit and permitted non-audit services provided by the company's independent registered public accounting firm, including the scope of the audit and audit procedures.

  ▪
  Reviews and discusses the independence of the company's independent registered public accounting firm.

  ▪
  Reviews and discusses with management and the company's independent registered public accounting firm the company's audited financial statements and interim quarterly financial statements as well as management's discussion and analysis of the statements as set forth in Forms 10-K and 10-Q filed with the SEC.

  ▪
  Prepares the audit committee report as required by SEC rules.

  ▪
  Discusses with management and/or the company's independent registered public accounting firm significant financial reporting issues and accounting issues and the adequacy of our internal control over financial reporting.

  ▪
  Inquires of management, the internal auditor, and the company's independent registered public accounting firm about significant risks or exposures (whether financial, operational, or otherwise) and assesses the steps management has taken to control such risks or exposures, including policies implemented for such purposes.

  ▪
  Reviews internal audit function, internal audit plans, internal audit reports, and management's response to such reports.

  ▪
  Reviews the appointment, performance, and replacement of our chief audit executive.

  ▪
  Oversees the development and implementation by management of an enterprise risk management program.

  ▪
  Reviews and approves all related persons transactions in accordance with our Related Persons Transactions Policy.

  ▪
  Oversees compliance with our Code of Ethics and Business Conduct.

Compensation and Succession Planning Committee

  ▪
  Reviews and approves AmerisourceBergen's executive compensation strategy and the individual elements of total compensation for the President and Chief Executive Officer and other members of executive and senior management.

  ▪
  Evaluates performance of management annually.

  ▪
  Ensures that our executive compensation strategy supports stockholder interests.

  ▪
  Reviews and discusses with management the Compensation Discussion and Analysis and other disclosures about executive compensation that are required to be included in our Proxy Statement and Annual Report on Form 10-K.

  ▪
  Prepares a compensation committee report as required by SEC rules.

  ▪
  Administers and makes awards under our incentive compensation plans, including equity incentive plans.

  ▪
  Has sole authority for retaining and terminating any consulting firm used to assist the Committee in its evaluation of the compensation of the Chief Executive Officer or any other executive officer and for evaluating the independence of such consulting firm.

  ▪
  Monitors the activities of our internal Benefits Committee, including the Benefits Committee's oversight of the administration and investment performance of our pension and retirement plans.

  ▪
  Oversees the administration of our health and welfare plans.

  ▪
  Reviews with management and makes recommendations relating to succession planning and management development.

Executive Committee

  ▪
  Exercises the authority of the Board of Directors between regularly scheduled meetings of the Board on matters that cannot be delayed, except as limited by Delaware law and our bylaws.

Finance Committee

  ▪
  Provides oversight of our capital structure and other issues of financial significance to the company.

  ▪
  Reviews the asset and liability structure of the company and considers its funding and capital needs.

  ▪
  Reviews proposed financing plans, credit facilities, and other financing transactions.

  ▪
  Reviews our dividend policy.

  ▪
  Reviews and proposes issuance or sale of our stock, stock repurchases, or redemptions and stock splits.

  ▪
  Reviews financial strategies developed by management to meet changing economic and market conditions.

  ▪
  Reviews proposed major capital expenditures or commitments.

  ▪
  Reviews proposed material acquisitions, divestitures, joint ventures, and other transactions involving the company.

Governance and Nominating Committee

  ▪
  Recommends selection and qualification criteria for directors and committee members.

  ▪
  Identifies and recommends qualified candidates to serve as directors of the company.

  ▪
  Considers nominees for directors recommended by stockholders.

  ▪
  Reviews and makes recommendations relating to succession planning for Board and Board committee leadership positions and prepares for Board vacancies.

  ▪
  Oversees orientation of directors and continuing education of directors in areas related to the work of the Board and the directors' committee assignments.

  ▪
  Makes recommendations regarding the size and composition of the Board and the composition and responsibilities of Board committees.

  ▪
  Oversees the evaluation of the Board and the Board committees.

  ▪
  Reviews and makes recommendations to the Board regarding director compensation.

  ▪
  Has sole authority for retaining and terminating any consulting firm used to assist in the evaluation of the compensation of directors and for evaluating the independence of such consulting firm.

  ▪
  Reviews and makes recommendations to the Board about corporate governance.

Did each director attend at least 75% of the meetings of the Board of Directors and of the committees on which he or she served?

Yes.

Do the non-management directors meet regularly?

The non-management directors meet at or near the end of each regularly scheduled meeting of the Board of Directors. The Chairman of the Board of Directors presides at such meetings. If the Chairman is not present, the committee chairs preside on a rotating basis.

How do interested parties make their concerns known to the non-management directors?

Interested parties who wish to make any concerns known to the non-management directors may submit communications at any time in writing to: Kathy H. Gaddes, Secretary, AmerisourceBergen Corporation, 1300 Morris Drive, Chesterbrook, Pennsylvania 19087. AmerisourceBergen's Secretary will determine, in her good faith judgment, which communications will be relayed to the non-management directors.

How are directors compensated?

The following table summarizes the total compensation earned by directors who were not employees of AmerisourceBergen during fiscal year 2014. Directors who are employees of AmerisourceBergen receive no compensation for their service as directors or as members of Board committees. Ornella Barra is not included in the table because she was appointed to the Board on January 16, 2015.

Non-Employee Director Compensation at 2014 Fiscal Year End

Name	Retainer/Fees Earned or Paid in Cash (1)	Stock Awards (2)	Option Awards (3)	All Other Compensation (4)	Total
Douglas R. Conant	$100,000	$125,000	—	—	$225,000

Richard W. Gochnauer	$100,000	$125,000	—	$ 4,040	$229,040

Richard C. Gozon	$150,000	$175,000	—	—	$325,000

Lon R. Greenberg	$100,000	$125,000	—	—	$225,000

Edward E. Hagenlocker	$110,000	$125,000	—	—	$235,000

Jane E. Henney, M.D	$110,000	$125,000	—	$24,485	$259,485

Kathleen W. Hyle	$120,000	$125,000	—	$ 4,040	$249,040

Michael J. Long	$115,000	$125,000	—	$ 4,040	$244,040

Henry W. McGee	$100,000	$125,000	—	$ 5,289	$230,289

Gregory D. Wasson(5)	—	—	—	—	—

(1)
These amounts include amounts earned for service as Committee Chairs and amounts deferred into our deferred compensation plan. In fiscal year 2014, Mr. Long received 1,689 shares of common stock in lieu of the retainer.

(2)
As of September 30, 2014, each of the non-employee directors held the following shares of outstanding restricted stock and restricted stock units: Mr. Conant—4,466; Mr. Gochnauer—8,129; Mr. Gozon—10,945; Mr. Greenberg—1,818; Mr. Hagenlocker—7,817; Dr. Henney—8,129; Ms. Hyle—8,129; Mr. Long—8,129; Mr. McGee—8,129; and Mr. Wasson—0.

  The amounts reported represent the grant date fair value for equity awards shown in accordance with Accounting Standards Codification 718, disregarding the estimate of forfeitures related to service-based vesting conditions. There were no forfeitures by the directors in fiscal year 2014. See Note 9 to the consolidated financial statements contained in our Annual Report on Form 10-K for the fiscal year ended September 30, 2014 for assumptions used to estimate the fair values of restricted stock and restricted stock unit awards granted during fiscal year 2014.

(3)
No stock options were granted to directors in fiscal year 2014. As of September 30, 2014, the non-employee directors held outstanding stock options as follows: Mr. Conant—0; Mr. Gochnauer—52,541; Mr. Gozon—96,013; Mr. Greenberg—0; Mr. Hagenlocker—23,341; Dr. Henney—3,258; Ms. Hyle—19,932; Mr. Long—15,170; Mr. McGee—63,286; and Mr. Wasson—0.

(4)
These amounts represent the dividends accrued and paid on restricted stock and restricted stock units that vested in fiscal year 2014.

(5)
Gregory D. Wasson was appointed a director effective as of May 15, 2014. Mr. Wasson waived his right to receive compensation as a non-employee director. As a result, we waived the stock ownership guidelines for Mr. Wasson. Mr. Wasson resigned from our Board on January 9, 2015 in connection with his retirement from Walgreens.

Director Fees.    Our director compensation program provides for an annual cash retainer plus an annual equity award of restricted stock or restricted stock units. Consistent with our overall compensation philosophy, the compensation program for non-employee directors provides total direct compensation (cash retainer and equity award) in the 50th percentile of our peer group. (See page 27 for a description of our peer group.)

Compensation Element	2014 Compensation Program
Annual Retainer	$100,000 Non-Employee Director $150,000 Chairman of the Board

Annual Equity Award	$125,000 Non-Employee Director $175,000 Chairman of the Board

Chair Fee	$20,000 Audit and Corporate Responsibility $15,000 Compensation and Succession Planning $10,000 Finance Committee $10,000 Governance and Nominating Committee

Annual Retainers.    A director may elect to have the annual retainer paid in cash, common stock or restricted stock units or credited to a deferred compensation account. Payment of annual retainers in cash will be made in equal quarterly installments in advance.

Annual Equity Awards.    On March 6, 2014, each of the non-employee directors (other than Mr. Wasson, who waived compensation) received an annual grant of restricted stock or restricted stock units. The vesting period for these awards is three years from the date of grant, subject to continued service on the Board or following retirement by a director aged 62 with five years of continuous service on the Board or aged 55 with 15 years of continuous service on the Board. These grants were made under the AmerisourceBergen Corporation Omnibus Incentive Plan, or Omnibus Incentive Plan. A director may defer settlement of shares payable with respect to restricted stock units as described below.

Deferral and Other Arrangements.    Directors have the option to defer all or any part of the annual retainer and to credit the deferred amount to an account under the AmerisourceBergen Corporation Deferred Compensation Plan, or Deferred Compensation Plan. Payment of deferred amounts will be made or begin on the first day of the month after the non-employee director ceases to serve as a director. A director may elect to receive the deferred benefit (i) over annual periods ranging from three to fifteen years and payable in quarterly installments or (ii) in a single distribution. We pay all costs and expenses incurred in the administration of the Deferred Compensation Plan. Directors also have the option to forego 50% or more of their annual cash retainers and receive either common stock or restricted stock units covering shares having a fair market value on the quarterly grant date equal to the amount of the foregone compensation. In addition, directors may defer settlement of any shares payable with respect to any restricted stock units (and any dividend equivalents) received either in lieu of the annual retainer or as the annual equity award to a later date. We also provide our directors with a prescription drug benefit and reimburse them for the cost of education programs, transportation, food and lodging in connection with their service as directors.

Stock Ownership Guidelines.    We require our non-employee directors to own shares of our common stock to align their interests with those of the stockholders and to provide an incentive to foster our long-term success. From and after the fifth year following their Board election, non-employee directors must own stock equal in value to at least five times the annual retainer. We may take unusual market conditions into consideration when assessing compliance.

CODES OF ETHICS

Has AmerisourceBergen adopted a code of ethics and business conduct that applies to directors, officers and employees?

The Board of Directors adopted our Code of Ethics and Business Conduct in May 2004. We review and revise the Code of Ethics and Business Conduct from time to time, most recently in January 2013. It applies to directors and employees, including officers, and is intended to comply with the requirements of Section 303A.10 of the NYSE Listed Company Manual.

Any waivers of the application of the Code of Ethics and Business Conduct to directors or executive officers must be approved by either the Board of Directors or the Audit and Corporate Responsibility Committee. We will disclose any such waiver or amendment of the Code of Ethics and Business Conduct promptly on our website.

Has AmerisourceBergen adopted a code of ethics for the principal executive officer and principal financial and accounting officers of AmerisourceBergen as required by SEC regulations?

We have adopted our Code of Ethics for Designated Senior Officers in accordance with Item 406 of the SEC's Regulation S-K. It applies to our President and Chief Executive Officer, Executive Vice President and Chief Financial Officer and Senior Vice President and Corporate Controller. Any waiver or amendment of the Code of Ethics for Designated Senior Officers will be disclosed promptly on our website.

Where can stockholders obtain copies of the codes of ethics?

We have posted both the Code of Ethics and Business Conduct and the Code of Ethics for Designated Senior Officers under the Investors section of our Internet website at www.amerisourcebergen.com. A copy of the Code of Ethics for Designated Senior Officers has also been filed with the SEC as an exhibit to our annual reports filed under the Securities Exchange Act of 1934, as amended.

CORPORATE GOVERNANCE

What is our leadership structure?

Our executive officers, managers and employees conduct our business under the direction of our President and Chief Executive Officer and with the independent oversight of our Board. To enhance its oversight function, our Board is composed of directors who are not employed by us, with the exception of Mr. Collis. A non-employee director serves as Chairman of the Board. At each regularly scheduled Board meeting, our non-employee directors meet in executive session without management present. Our Board provides guidance and critical review of our strategic initiatives, business plan and risk management processes. Our Board also ensures that we have an effective management team in place to run the company and serves to protect and advance the long-term interests of our stockholders. The role of our senior executives is to develop and implement a strategic business plan for AmerisourceBergen and to grow our business.

Why have we chosen to have an independent director serve as the Chairman of the Board?

We believe that having a non-executive Chairman of the Board emphasizes the importance of the Board's objectivity and independence from management and best promotes the effective functioning of the Board's oversight role. Our Chairman's responsibility is to ensure that our Board functions properly and to work with our President and Chief Executive Officer to set its agenda. We expect our Chairman to facilitate communications among our directors and between the Board and senior management. While our Chairman provides independent leadership, he also works closely with our President and Chief Executive Officer to ensure that our directors receive the information that they need to perform their responsibilities, including discussing and providing critical review of the matters that come before the Board and assessing management's performance.

Our Board has determined that Mr. Gozon, who has served as Chairman of the Board since 2006, should continue to serve in that capacity until 2016, subject to his election as a director by majority vote of our stockholders. In connection with this determination, the Board approved a waiver of the provision of our corporate governance principles that states that a director will resign at the annual meeting of stockholders following his or her 75th birthday. The Board approved this waiver upon the recommendation of our Governance and Nominating Committee following careful consideration by that committee of succession planning for the Chairman of the Board. Mr. Gozon abstained from the decision. In undertaking its review, the Governance and Nominating Committee was guided by the principles that effective governance is essential to the creation of stockholder value and the outcome of its succession planning deliberations should result in the most suitable governance approach for AmerisourceBergen at this time.

Our Board believes that Mr. Gozon's continued service as Chairman is in the best interests of AmerisourceBergen and its stockholders. Mr. Gozon has been an extraordinarily effective Chairman of the Board. Looking ahead, we believe that Mr. Gozon's ongoing service will continue to provide robust and stable governance for AmerisourceBergen as it competes in a rapidly evolving healthcare services marketplace. Mr. Gozon possesses significant knowledge and experience in our industry, and a deep understanding of AmerisourceBergen's strategic objectives, all of which will continue to benefit AmerisourceBergen during the year ahead. It will also provide continuity in independent leadership as we integrate new directors onto our Board, some of whom have joined in recent years and others who will join in the future. Mr. Gozon's leadership will be especially critical during a period in which we continue to advance our strategic relationship and commercial arrangements with Walgreens Boots Alliance, Inc. ("Walgreens Boots Alliance") and its subsidiaries, Walgreen Co. ("Walgreens") and Alliance Boots GmbH ("Alliance Boots"). Finally, extending Mr. Gozon's term as Chairman also promotes effective succession planning by providing a transition period during which he may mentor the next Chairman elect designated by our Board. For all of these reasons, our Board believes that permitting Mr. Gozon to continue to serve AmerisourceBergen as Chairman reflects a good governance practice for our company.

What are the standing Committees of the Board?

There are five standing committees of the Board: the Audit and Corporate Responsibility Committee, the Compensation and Succession Planning Committee, the Executive Committee, the Finance Committee and the Governance and Nominating Committee. The Board committees, with the exception of the Executive Committee and the Finance Committee, are required to be composed entirely of independent directors. Our Executive Committee, which is composed of our Chairman of the Board, Chief Executive Officer, and the Chairs of the other standing committees, has the authority to act between regularly scheduled meetings of the Board, subject to applicable law. The Chairman of the Board serves as the Chair of the Executive Committee. Our Executive Committee did not meet in fiscal year 2014. The Board believes that changing committee assignments from time to time strengthens our corporate governance practices and enhances each committee's objective review of management.

Why is the composition of our Board appropriate for AmerisourceBergen?

We are a global pharmaceutical sourcing and distribution services company. Our Board is called upon to address matters of considerable complexity. These issues range from evaluating long-range strategic initiatives to responding to changing market conditions and/or government regulations. To enhance the Board's decision-making process, we seek individuals with diverse backgrounds, skills and expertise to serve on our Board. Our Board is composed of directors with a mix of industry, operational, healthcare, government, business development, marketing and global expertise. We have directors who are current or former executive officers of public companies or wholesale distribution companies. Many of our directors serve or have served on the board of directors of other public companies. We have directors with significant public policy experience and knowledge of the healthcare and pharmaceutical industries. We believe that this mix encourages fresh perspectives, enriches the Board's deliberations and avoids the dominance of a particular individual or group over the Board's decisions.

Given the diverse backgrounds of our directors, we provide our directors with comprehensive orientation and continuing education, which is overseen by the Governance and Nominating Committee. Director orientation familiarizes the directors with our business and strategic plans, significant financial, accounting and risk management issues, compliance programs and other controls, policies, principal officers and internal auditors, and our independent registered public accounting firm. The orientation also addresses Board procedures, our corporate governance principles and our Board committee charters. We offer continuing education programs and provide opportunities to attend commercial director education seminars to assist our directors in maintaining their expertise in areas related to the work of the Board and the directors' committee assignments. For example, some of our directors have completed executive education programs for directors as part of their continuing education. We provide our directors with full membership to the National Association of Corporate Directors to provide a forum for them to maintain their insight into leading governance practices and exchange ideas with peers. In addition, one of our directors, Jane E. Henney, M.D., was named a member of the "NACD Directorship 100" in 2011 and 2012, an annual honor sponsored by the National Association of Corporate Directors to recognize influential directors and others who impact corporate governance.

How is the Board's performance evaluated?

We have a comprehensive annual evaluation policy and process in place for the Board and each of its committees. As required by our corporate governance principles, the evaluation occurs annually in advance of the Board's November meeting. During the past two years, the Chair of our Governance and Nominating Committee has conducted one-on-one interviews with each director. Each member of a committee receives a questionnaire soliciting feedback regarding the committee's performance in advance of the interview. During the interview, the Chair of the Governance and Nominating Committee asks each member for an assessment of the Board's and the relevant committee's performance and solicits suggestions for improving the Board's and the committee's performance, dynamics, time-management, and functioning and topics of focus for the Board and the committee in the upcoming year. The results of the individual interviews and assessments are aggregated in a report, which the Chair of the Governance and Nominating Committee presents to the full Board for review, discussion and determination of action items. The annual review in November by the Board of the corporate governance principles and by each committee of its charter is a further step in the evaluation process through which the directors consider leading corporate governance practices for the Board as a whole and identify new areas of focus for the different committees. The full Board reviews and discusses recommended revisions to the corporate governance principles and committee charters prior to voting on their approval.

Has AmerisourceBergen adopted corporate governance principles for the Board of Directors?

Our Board has adopted our corporate governance principles. The corporate governance principles, together with the charters of the Board committees, provide the framework for the governance of AmerisourceBergen. The Board reviews and updates the corporate governance principles and the committee charters from time to time to reflect leading corporate governance practices. The corporate governance principles address a variety of governance issues, including those discussed under this heading and the headings Additional Information about the Directors, the Board and the Board Committees, Codes of Ethics and Process for Identifying and Evaluating Director Nominees and for Submitting Recommendations.

Where can stockholders find our corporate governance documents?

Our corporate governance principles and the charters of the Audit and Corporate Responsibility Committee, the Compensation and Succession Planning Committee, the Finance Committee and the Governance and Nominating Committee have been posted under the Investors section of our website at www.amerisourcebergen.com.

Do we have a majority vote standard for director elections and a director resignation policy?

Our bylaws and corporate governance principles provide for a majority vote standard for the election of directors. Under the majority vote standard, each director must be elected by a majority of the votes cast by the shares present in person or represented by proxy and entitled to vote. A "majority of the votes cast" means that the number of votes cast "for" a candidate for director must exceed the number of votes cast "against" that director. A plurality voting standard will apply instead of a majority voting standard if:

  ▪
  A stockholder has provided us with notice of a nominee for director in accordance with our bylaws; and

  ▪
  That nomination has not been withdrawn on or prior to the day next preceding the date the company first provides its notice of meeting for such meeting to stockholders.

Under Delaware law, if an incumbent nominee for director in an uncontested election does not receive the required votes for re-election, the director remains in office until a successor is elected and qualified. Our bylaws and corporate governance principles require each director nominee to tender an irrevocable resignation prior to the applicable meeting of stockholders and include post-election procedures in the event an incumbent director does not receive the required votes for re-election, as follows:

  ▪
  The Governance and Nominating Committee shall make a recommendation to the Board as to whether to accept the previously tendered resignation of the director.

  ▪
  The Board will act on the Governance and Nominating Committee's recommendation.

  ▪
  The Board expects the director whose resignation is under consideration to abstain from participating in any decision regarding that resignation.

Has the Board determined which of the directors are independent?

The Board has determined that, except for Ms. Barra and Mr. Collis, all of the directors are independent. Our corporate governance principles require us to maintain a minimum of 70% independent directors on our Board. If the ten director nominees are elected at the 2015 Annual Meeting of Stockholders, eight out of ten directors then serving will be independent.

The Board has adopted guidelines in our corporate governance principles to assist it in making independence determinations, which meet or exceed the independence requirements set forth in the NYSE listing standards. These guidelines are contained in Section 5 of our corporate governance principles. For a director to be considered independent, the Board must determine that the director does not have any direct or indirect material relationship with AmerisourceBergen.

With the assistance of legal counsel to the company, the Board reviewed the applicable legal standards for director and Board committee member independence. As a result of this review, the Board has determined that each of the following directors is independent: Douglas R. Conant, Richard W. Gochnauer, Richard C. Gozon, Lon R. Greenberg, Jane E. Henney, M.D., Kathleen W. Hyle, Michael J. Long and Henry W. McGee. The Board has also determined that, as required by their charters, all members of the Audit and Corporate Responsibility Committee, the Compensation and Succession Planning Committee and the Governance and Nominating Committee are independent. In addition to the independence standards in our corporate governance principles, members of the Audit and Corporate Responsibility Committee may not accept directly or indirectly any consulting, advisory or other compensatory fee from us other than their directors' compensation. All members of the Audit and Corporate Responsibility Committee satisfy this additional SEC and NYSE independence requirement for audit committee members. We also apply this additional independence standard to the Compensation and Succession Planning Committee and the Governance and Nominating Committee and their members satisfy this standard. In undertaking its review, the Board considered that some of our directors serve on the board of directors or as executive officers of companies for which we perform (or may seek to perform) drug distribution and other services in the ordinary course of business.

How does the Board oversee our risk management process?

The Board executes its oversight responsibility for risk management directly and through its committees, as follows:

  ▪
  Our Audit and Corporate Responsibility Committee, or Audit Committee, has primary responsibility for monitoring our internal audit, corporate, financial and regulatory risk assessment and risk management processes and overseeing our system of internal controls and financial reporting. The Audit Committee discusses specific risk areas throughout the year, including those that may arise in various business units, and the measures taken by management to monitor and limit risk. In addition, the Audit Committee oversees the development and implementation of our enterprise risk management program.

  ▪
  The Audit Committee receives regular reports throughout the year on matters related to risk management. At each regularly scheduled meeting, the Audit Committee receives reports from our (i) external auditor on the status of audit activities and findings; and (ii) chief audit executive (who reports directly to the Audit Committee) on the status of the internal audit plan, audit results and any corrective action taken in response to audit findings.

  ▪
  We have a Chief Compliance Officer who is in charge of our corporate compliance program and training and monitoring compliance with our Code of Ethics and Business Conduct. Our Chief Compliance Officer and Chief Compliance Counsel report directly to our Audit Committee on compliance matters. We also have an internal Compliance Committee composed of senior executives, including our Chief Compliance Officer and Chief Compliance Counsel, which administers our compliance program. Our Chief Compliance Officer and Chief Compliance Counsel provide reports to the Audit Committee throughout the year on the status of our compliance programs, calls to our hotline and any developments.

  ▪
  The Board's other committees oversee risks associated with their respective areas of responsibility. For example, the Compensation and Succession Planning Committee assesses risks associated with our compensation policies and programs for executives as well as employees generally. Our Finance Committee discusses risks relating to our capital structure, financing activities, dividend and tax policy and share repurchase activities.

  ▪
  Each Board committee reports to the Board at every regular Board meeting on the topics discussed and actions taken at the most recent committee meeting. The Board discusses the risks and exposures, if any, involved in the matters or recommendations of the committees, as necessary.

  ▪
  The Board considers specific risk topics throughout the year, including risks associated with our business plan, operational efficiency, strategic objectives, government regulation, investment opportunities, physical facilities, information technology infrastructure and capital structure, among many others. Each fiscal quarter, our Chief Financial Officer reports to the Board on AmerisourceBergen's financial performance and discusses how actual performance compares to our business plan. Our corporate officers and the leaders of our principal business units report regularly to the Board about the risks and exposures related to their areas of responsibility. The Board is informed about and regularly discusses our risk profile, including legal, regulatory and operational risks to our business.

Has management conducted a risk assessment of AmerisourceBergen's employee compensation policies and practices?

We have conducted an internal risk assessment of our employee compensation policies and practices, including those relating to our executives. We have concluded that our compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on AmerisourceBergen. We have reviewed our risk analysis with the Compensation and Succession Planning Committee. The risk assessment process included, among other things, a review of all key incentive compensation plans to ensure that they are aligned with our pay-for-performance philosophy and include performance metrics that support corporate goals. The objective of the process was to identify any compensation plans and practices that may encourage employees to take unnecessary risks that could threaten the company. No such plans or practices were identified. Moreover, various factors mitigate the risk profile of our compensation programs, including, among others:

  ▪
  Performance targets under our cash incentive programs are tied to a number of different financial metrics so employees will not place undue emphasis on any particular metric at the expense of other aspects of our business;

  ▪
  Maximum caps on payouts have been established for our annual cash incentive programs, including under our cash bonus plan used for senior management;

  ▪
  Equity awards under our performance plan for senior executives have maximum caps and are forfeited entirely if the threshold performance metrics are not achieved;

  ▪
  The performance plan ties 40% of a senior executive's annual equity award to financial performance metrics achieved over a three-year period to ensure that our senior executives are accountable for long-term measures of success;

  ▪
  The remaining 60% of a senior executive's annual equity award (in stock options and restricted stock units) vests over a number of years to encourage senior executives to focus on long-term growth and creating value for stockholders;

  ▪
  Stock ownership requirements align the interests of our senior management with those of our stockholders;

  ▪
  We have effective management processes for developing annual business plans and a strong system of internal financial controls; and

  ▪
  A broad-based group of functions, including human resources, finance and legal, oversees aspects of our cash and equity incentive programs.

PROCESS FOR IDENTIFYING AND EVALUATING DIRECTOR NOMINEES AND FOR
SUBMITTING RECOMMENDATIONS

How does the Governance and Nominating Committee identify and evaluate director nominees?

Director nominees should:

  ▪
  possess the highest personal and professional ethics, integrity and values;

  ▪
  be committed to representing the long-term interests of the stockholders; and

  ▪
  have an inquisitive and objective perspective, practical wisdom and mature judgment.

The Governance and Nominating Committee seeks to identify candidates who bring diverse experience at policymaking levels in business, management, marketing, finance, technology, human resources, communications, education, government, healthcare and in other areas that are relevant to our activities.

Additionally, director nominees should have sufficient time to effectively carry out their duties. The Chief Executive Officer of AmerisourceBergen may serve on the board of no more than one other public company. Other director nominees may serve on the boards of no more than four other public companies.

How does the Shareholders Agreement with Walgreens Boots Alliance affect the director nominee process?

Pursuant to the Shareholders Agreement, Walgreens Boots Alliance, as successor in interest to Walgreens, has the right to designate a director to our Board once Walgreens Boots Alliance and certain of its subsidiaries collectively own five percent or more of our common stock. On May 1, 2014, Walgreens notified us that they had acquired at least five percent of our common stock and designated Greg Wasson, then President and Chief Executive Officer of Walgreens, to serve on our Board. Our Board elected Greg Wasson to serve as a director on May 15, 2014. Mr. Wasson resigned from the Board on January 9, 2015. Following Mr. Wasson's resignation, Walgreens Boots Alliance designated Ornella Barra to serve on our Board and Ms. Barra was appointed by the Board on January 16, 2015. Ms. Barra is a current nominee for election as director and more information about her can be found in the "Election of Directors" section. In addition, upon the later to occur of (1) the exercise in full of certain warrants exercisable during a six-month period beginning in March 2016 and (2) the acquisition in full by Walgreens Boots Alliance of a certain number of shares of AmerisourceBergen in the open market, Walgreens Boots Alliance will be entitled to designate a second director to the Board of Directors. For so long as Walgreens Boots Alliance has a right to designate a director to the Board, subject to certain exceptions, including matters related to acquisition proposals and election of directors, Walgreens Boots Alliance will be obligated to vote all of its shares of our common stock in accordance with the recommendation of the Board on all matters submitted to a vote of our stockholders.

Please refer to our Current Report on Form 8-K filed on March 20, 2013 for more detailed information regarding the Shareholders Agreement and related agreements and arrangements.

What process should a stockholder follow to propose nominees for consideration by the Governance and Nominating Committee?

Stockholders may propose nominees for consideration by the Governance and Nominating Committee by submitting the names, appropriate biographical information and qualifications in writing to: Kathy H. Gaddes, Secretary, AmerisourceBergen Corporation, 1300 Morris Drive, Chesterbrook, Pennsylvania 19087.

In considering any nominee proposed by a stockholder in accordance with the requirements set forth in our bylaws, the Governance and Nominating Committee will reach a conclusion based on the criteria described above. After full consideration, the stockholder proponent will be notified of the decision of the committee.

In order to be considered by the Governance and Nominating Committee for the Annual Meeting of Stockholders to be held in 2016, the name of the proposed nominee and supporting biographical information and description of the qualifications of the proposed nominee must be received by us no later than September 25, 2015.

AUDIT MATTERS

Audit Committee Financial Expert

The Board of Directors has determined that Ms. Hyle is an "audit committee financial expert" as defined in Item 407(d)(5) of Regulation S-K. Ms. Hyle serves as Chair of the Audit and Corporate Responsibility Committee.

Report of the Audit and Corporate Responsibility Committee

The Audit and Corporate Responsibility Committee consists of the four directors named below. All of the committee members are independent (as independence is defined in Section 303A of the NYSE Listed Company Manual and our corporate governance principles) and all of the members are financially literate.

The committee reviewed and discussed with AmerisourceBergen's management and its independent registered public accounting firm (i) the audited financial statements contained in our Annual Report on Form 10-K for the fiscal year ended September 30, 2014 and (ii) our internal control over financial reporting. AmerisourceBergen's management has the primary responsibility for the company's financial statements and its financial reporting and control processes and procedures, including its internal control over financial reporting and its disclosure controls and procedures. AmerisourceBergen's management has represented to the Audit and Corporate Responsibility Committee that the financial statements contained in our Annual Report on Form 10-K for fiscal year 2014 were prepared in accordance with U.S. generally accepted accounting principles and that our internal control over financial reporting was effective as of September 30, 2014 (based on the criteria set forth in the 1992 Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission).

The committee discussed with the company's independent registered public accounting firm, which is responsible for expressing an opinion on the conformity of the audited financial statements with U.S. generally accepted accounting principles, the firm's judgments as to the quality, not just the acceptability, of the company's accounting principles, the reasonableness of significant judgments reflected in the financial statements and the clarity of disclosures in the financial statements as well as such other matters as are required to be discussed with the committee under the standards of the Public Company Accounting Oversight Board (United States).

The committee discussed with the company's independent registered public accounting firm the matters required to be discussed by the PCAOB Auditing Standard No. 16, "Communication with Audit Committees." In addition, the committee discussed with the independent registered public accounting firm the firm's independence from the company and its management, including the matters in the written disclosures and letter that were received by the committee from the independent registered public accounting firm as required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm's communications with the committee concerning independence.

The committee also discussed with the company's independent registered public accounting firm, the firm's audit of the effectiveness of the company's internal control over financial reporting as of September 30, 2014.

Based on the reviews and discussions referred to above, the Audit and Corporate Responsibility Committee recommended to the Board of Directors that the audited financial statements be included in AmerisourceBergen's Annual Report on Form 10-K for fiscal year 2014.

AUDIT AND CORPORATE RESPONSIBILITY COMMITTEE
Kathleen W. Hyle, Chair Lon R. Greenberg Michael J. Long Henry W. McGee

Policy for Pre-Approval of Audit and Non-Audit Services

The Audit and Corporate Responsibility Committee's policy is to pre-approve all audit services and all non-audit services that the company's independent registered public accounting firm is permitted to perform for the company under applicable federal securities regulations. As permitted by the applicable regulations, the committee's policy utilizes a combination of specific pre-approval on a case-by-case basis of individual engagements of the independent registered public accounting firm and general pre-approval of certain categories of engagements up to predetermined dollar thresholds that are reviewed annually by the committee. Specific pre-approval is mandatory for the annual financial statement audit engagement, among others.

Independent Registered Public Accounting Firm's Fees

During the fiscal years ended September 30, 2014 and 2013, Ernst & Young LLP, AmerisourceBergen's independent registered public accounting firm, billed the company the fees set forth below in connection with services rendered by the independent registered public accounting firm to the company:

Fee Category	Fiscal Year 2014	Fiscal Year 2013
Audit Fees	$6,082,835	$6,026,373

Audit-Related Fees	1,136,427	1,036,987

Tax Fees	1,665,557	1,998,615

All Other Fees	1,995	1,995

TOTAL	$8,886,814	$9,063,970

Audit fees consisted of fees for the audit of AmerisourceBergen's annual financial statements, consultation concerning financial accounting and reporting standards and consultation concerning matters relating to Section 404 of the Sarbanes-Oxley Act of 2002, review of quarterly financial statements as well as services normally provided in connection with statutory and regulatory filings or engagements, comfort letters, consents and assistance with and review of company documents filed with the SEC. Audit fees also included fees for the audit of the effectiveness of the company's internal control over financial reporting as required by Section 404 of the Sarbanes-Oxley Act of 2002.

Audit-related fees consisted of fees for assurance and related services, including employee benefit plan audits and due diligence related to acquisitions.

Tax fees consisted of fees for services related to tax compliance, tax advice and tax planning services.

Other fees consisted of subscription fees for Internet-based professional literature.

Our Audit and Corporate Responsibility Committee reviewed and approved all fees charged by Ernst & Young LLP in accordance with the policy described above and monitored the relationship between audit and permissible non-audit services provided. The policy is intended to ensure that the fees earned by Ernst & Young are consistent with the maintenance of the independent registered public accounting firm's independence in the conduct of its auditing functions.

RATIFICATION OF APPOINTMENT OF ERNST & YOUNG LLP AS
AMERISOURCEBERGEN'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
FOR FISCAL YEAR 2015
(Item 2 on the Proxy Card)

What am I voting on?

You are voting on the ratification of the appointment of Ernst & Young LLP as AmerisourceBergen's independent registered public accounting firm for the fiscal year ending September 30, 2015. The Audit Committee of the Board of Directors has appointed Ernst & Young LLP to serve as our independent registered public accounting firm for fiscal year 2015. Although our governing documents do not require the submission of the appointment of AmerisourceBergen's independent registered public accounting firm to the stockholders for approval, the Board considers it desirable that the stockholders ratify the appointment of Ernst & Young LLP. Should the stockholders not ratify the appointment of Ernst & Young LLP as AmerisourceBergen's independent registered public accounting firm for the fiscal year ending September 30, 2015, the Audit Committee will investigate the reasons and will reconsider the appointment of Ernst & Young LLP.

What is the oversight relationship between the Audit Committee and our external auditor?

Under its charter, the Audit Committee is directly responsible for the appointment, compensation, retention and oversight of AmerisourceBergen's external auditor. To execute this responsibility, the Audit Committee engages in a comprehensive annual evaluation of the external auditor's qualifications, performance and independence. In accordance with SEC rules, audit partners are subject to rotation requirements to limit the number of consecutive years an individual partner may provide service to AmerisourceBergen. For lead and concurring audit partners, the maximum number of consecutive years of service in that capacity is five years. The Audit Committee reviews the process that we and Ernst & Young undertake to ensure the rotation of the audit partner responsible for reviewing the audit, and evaluates the qualifications and experience of the individual selected to serve as lead partner for our audit. Ernst & Young LLP has been retained as AmerisourceBergen's external auditor since 2001. Ernst & Young LLP also served as the external auditor for some of our predecessor companies. The members of the Audit Committee believe that the continued retention of Ernst & Young LLP to serve as our external auditor is in the best interests of AmerisourceBergen and its stockholders.

What services will the independent registered public accounting firm provide?

Audit services provided by Ernst & Young LLP for fiscal year 2015 will include examination of the consolidated financial statements of AmerisourceBergen and services related to periodic SEC filings. Audit services for fiscal year 2015 also will include the audit of the effectiveness of our internal control over financial reporting as required by Section 404 of the Sarbanes-Oxley Act of 2002. Additionally, Ernst & Young LLP may provide audit-related, tax and other services comparable in nature to the services performed in fiscal years 2013 and 2014, as described under the heading Independent Registered Public Accounting Firm's Fees.

Will representatives of the independent registered public accounting firm be present at the 2015 Annual Meeting of Stockholders?

Representatives of Ernst & Young LLP are expected to be present at the 2015 Annual Meeting of Stockholders. Such representatives will have an opportunity to make a statement and will be available to respond to appropriate questions.

How does the Board of Directors recommend that I vote?

We recommend that you vote For the ratification of the appointment of Ernst & Young LLP as AmerisourceBergen's independent registered public accounting firm for fiscal year 2015.

COMPENSATION COMMITTEE MATTERS

General

Our Compensation and Succession Planning Committee, or the Committee, is composed of independent directors. The Committee is responsible for the design of our executive compensation program and review of succession planning. The Committee reviews and approves the compensation of our executives, including our named executive officers. The Committee also oversees our employee pension, long-term incentive and savings, health and welfare plans. The Committee has delegated the administration of our pension and benefit plans to an internal benefits committee, composed of senior finance, human resources and legal executives. The internal benefits committee oversees the management of our pension plan assets, the selection of investment options under our savings plans and the performance of the investment advisers and plan administrators.

Processes and Procedures

Meetings.    The Committee met five times in fiscal year 2014. The Chairman, in consultation with the other Committee members and management, prepares agendas that address an annual calendar of topics and other matters. The Committee meets without management present, whenever necessary, to discuss matters it deems appropriate.

Role of External Compensation Consultant.    The Committee has sole authority to retain and terminate any consultant or other external advisor, and to approve the fees and other terms of engagement for such consultant or advisor. Each year, the Committee evaluates the qualifications, performance, independence and potential for conflicts of interest of its compensation consultant and any other external advisors to the Committee. This evaluation takes place at the beginning of the fiscal year in the case of an ongoing engagement or prior to the selection of a new consultant or advisor.

The Committee engaged Pearl Meyer & Partners to serve as the Committee's compensation consultant in May 2014. Previously, Pay Governance LLC served as the Committee's compensation consultant from July 2010 until May 2014. Following an assessment of the independence and potential conflicts of interest of each compensation consultant in accordance with NYSE rules, the Committee determined that Pearl Meyer and Pay Governance were independent, and that neither of them had any economic interests or other relationship with AmerisourceBergen or the Committee members that would conflict with their obligation to provide the Committee with impartial and objective advice. Neither of the firms provided any services to management in fiscal year 2014.

The Committee's compensation consultant advises the Committee on all aspects of executive compensation, including comparative data, competitive positioning of executive pay, plan design, long-term incentive pay practices and market trends. As directed by the Committee, the consultant prepares analyses and recommendations relating to the compensation for our executive officers, including pay recommendations for our CEO. Representatives of Pearl Meyer and Pay Governance attended Committee meetings and met privately from time to time with the Committee and individual Committee members to plan for Committee meetings and discuss executive compensation matters.

Role of Management.    Mr. Collis gives the Committee a performance assessment and pay recommendation for senior management, including each of the other named executive officers. Management, in consultation with the Committee's compensation consultant, may also make recommendations on matters of compensation philosophy and plan design. Executives may attend the Committee meetings, but they are not present when the Committee meets in executive session and they do not make recommendations regarding their own pay.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview

AmerisourceBergen is a global pharmaceutical sourcing and distribution services company. The purpose of our executive compensation program is to attract, motivate and retain the individuals who lead our company and align their interests with the long-term interests of our stockholders.

Our fiscal year 2014 named executive officers were:

Steven H. Collis	President and Chief Executive Officer
Tim G. Guttman	Executive Vice President and Chief Financial Officer
John G. Chou	Executive Vice President and General Counsel
James D. Frary	Executive Vice President and President, AmerisourceBergen Specialty Group (ABSG)
David W. Neu	Executive Vice President and President, AmerisourceBergen Drug Corporation (ABDC)

We seek to pay our executives fairly and competitively and to link pay with performance. The main elements of our compensation program are base salary, annual cash bonus and long-term equity incentive awards. We emphasize compensation opportunities that reward our executives when they deliver targeted financial results. A significant portion of our executives' compensation is equity-based. In fiscal year 2014, incentive compensation (annual cash bonus and equity incentive awards) accounted for approximately 88% of Mr. Collis's total direct compensation opportunity (base salary, annual cash bonus and equity incentive awards) and approximately 78% of the average total direct compensation opportunity of the other named executive officers.

2014 Say-On-Pay Vote

In March 2014, our stockholders overwhelmingly approved the compensation of our named executive officers, with approximately 97% of stockholder votes cast in favor of our 2014 say-on-pay resolution. As a result, we continued to emphasize our pay for performance culture and did not make significant changes to our pay program in 2014. The Committee substantially completed the transition of pay opportunities for our executives to align with our compensation philosophy. The Committee also approved performance metrics for incentive pay that were designed to correlate with our operational success and reflect measures of performance that drive returns for our stockholders.

Fiscal Year 2014 Compensation Practices and Policies

We believe our executive pay is reasonable and provides appropriate incentives to our executives to achieve our financial and strategic goals without encouraging them to take excessive risks in their business decisions.

We regularly evaluate the major risks to our business, including how risks taken by management could impact the value of executive compensation. To this end, we note the following regarding our compensation practices:

Key Features of Our Executive Compensation Program—Linking Pay with Performance and Mitigating Risk
What We Do	Use performance metrics to align pay with performance.
Cap the annual cash bonus opportunity and payout under our performance share plan.
Require executives to own our stock and the amount of their stock ownership increases with their level of responsibility.
Require our CEO to own stock equal in value to six times his salary.
Apply clawback obligations to equity and cash awards under our Omnibus Incentive Plan.
Regularly review the Committee charter to ensure best practices and priorities.
Engage an independent compensation consultant to the Committee that provides no other services to AmerisourceBergen.
Consider a peer group in establishing CEO and CFO compensation.

What We Don't Do	Establish or allow compensation practices that encourage excessively risky business decisions.
Provide payment for poor performance under our incentive plans.
Allow short sales, hedging or pledging of our stock by our executive officers or directors.
Grant stock options with an exercise price lower than fair market value.
Backdate or retroactively grant options, restricted stock or restricted stock units.
Pay dividends on unearned and unvested performance shares.

2014 Fiscal Year Business Highlights (Adjusted Results)(1): Strong Operational Performance

  ▪
  Adjusted diluted earnings per share from continuing operations (EPS) of $3.97 per share.

  ▪
  Revenue of $119.6 billion, representing a 35.9% increase over prior year revenue.

  ▪
  Gross profit of $3.3 billion, representing a 19.7% increase over prior year gross profit.

  ▪
  Operating income increased 20.6% over prior year operating income.

  ▪
  Adjusted return on invested capital (ROIC) of 20.6%, which exceeded our weighted average cost of capital.

  ▪
  Free cash flow of $1.2 billion.

  ▪
  Returned a substantial amount of cash to our stockholders in fiscal year 2014 through $214.5 million in dividends and $519.9 million in stock repurchases under our regular share repurchase program.

  ▪
  Generated excellent cash flow and, looking forward, we expect to have tremendous flexibility to reinvest in our business, fund our strategic initiatives and return significant value to our stockholders.

  ▪
  Invested in our future growth by participating in a strategic relationship with Walgreens Boots Alliance and successfully implemented our expanded pharmaceutical distribution contract with Walgreens.

  ▪
  Total stockholder returns (TSR), including reinvestment of gross dividends, for the fiscal years ended September 30, 2014, 2013 and 2012 were 25.4%, 59.4%, and 5.3%, respectively. This compares to TSR of the S&P 500 Index of 18.8%, 19.0%, and 30.2% over the same periods.

2014 Fiscal Year Executive Compensation Objectives and Actions

The Committee reviews and makes decisions about executive compensation, including the amount of base salary, cash bonus and long-term incentive awarded to our named executive officers.

(1)
See Appendix A for additional information regarding non-GAAP financial measures.

The Committee takes into account our financial and business results, individual performance and competitive data. In light of these considerations, the Committee made the following executive compensation decisions in fiscal year 2014:

  ▪
  Continued the emphasis on the use of equity-based incentives so that the achievement of target pay for our executives correlates with strong performance for AmerisourceBergen and our stockholders.

  ▪
  Established fiscal year 2014 performance goals for our annual cash bonus plan, including target adjusted EPS of $3.68 per share, adjusted ROIC of 17.3% and free cash flow of $453.0 million at the corporate level, consistent with our Board-approved business plan.

  ▪
  Set target incentive levels for fiscal year 2014 cash bonuses ranging from 100% to 135% of base salary for our named executive officers.

  ▪
  Approved fiscal year 2014 cash bonus payouts that were paid at 115.8% of target for corporate-level metrics in the aggregate.

  ▪
  Granted annual equity incentive awards to our named executive officers after considering our compensation philosophy and the Committee's assessment of individual performance and expected future contributions. The grant value of each annual equity award was split among stock options (40%), shares of restricted stock or restricted stock units (20%) and performance shares (40%).

  ▪
  Approved performance metrics of adjusted EPS and adjusted ROIC and set specific targets for these metrics for the performance shares that we granted to our named executive officers in fiscal year 2014 (covering the three-year performance period ending September 30, 2016).

  ▪
  Substantially completed the alignment of our executives' total cash compensation with our compensation philosophy.

We believe that the fiscal year 2014 compensation of our named executive officers was aligned with AmerisourceBergen's fiscal year 2014 results and met our compensation objectives. Our compensation policies have enabled us to attract and retain talented and experienced executives. We believe that these policies have benefitted AmerisourceBergen over time and will position us for growth in future years.

Setting Executive Compensation

We consider market pay practices as a starting reference point when setting executive compensation. The Committee assesses whether our level of executive pay is appropriate when compared to industry and market standards. We conduct a detailed market review of executive pay to evaluate each element of pay and benefit competitiveness, review pay practices and compare performance against our peer group.

In fiscal year 2014, the Committee reviewed peer group proxy statement data and broader survey data for our CEO and CFO and published compensation survey data for our other executive officers. When assessing pay levels, the Committee also reviews the relative positioning of our executive officers with each other. In 2014, the Committee's consultant concluded that our overall competitive posture for executive pay remained similar to our positioning in the 2013 assessment of executive pay.

Our peer group is composed of companies with business models and operations comparable to our own, including our two largest direct competitors. It includes companies with revenues that generally fall within a range of approximately 50% to 150% of our expected revenue. In fiscal year 2014, we ranked above the median for revenues of companies in our peer group. We believe our peer group reflects the type and complexity of business risks managed by our executives and that we compete with many of these companies for executive talent.

2014 Peer Group
Cardinal Health, Inc.	Ingram Micro Inc.	Sysco Corporation
Costco Wholesale Corporation	The Kroger Co.	Target Corporation
CVS Health Corporation	McKesson Corporation	United Parcel Service, Inc.
FedEx Corporation	Safeway Inc.	Walgreen Co.
The Home Depot, Inc.	Supervalu Inc.

Target Percentile Compensation Opportunity

Our compensation program targets executive pay relative to our peer group as follows:

Base Salary	Total Cash Compensation (Salary + Bonus)	Total Direct Compensation (Salary + Bonus + Long-Term Incentive)
35th percentile of peer group	50th percentile of peer group	50th percentile of peer group

We target total direct compensation opportunity in the 50th percentile relative to our peers. We believe that targeting pay opportunities at the median of our peer group enables us to retain talented and experienced executives and is consistent with market leading practices. Historically, the total direct compensation opportunity for some of our executives fell below our target. This shortfall in total direct compensation as compared to our target pay philosophy was due, in part, to the fact that the target opportunity of our annual and long-term incentive awards was generally lower than that of our peers and/or the market median. In recent years, we have taken action to address the difference between our compensation philosophy and actual pay for the most affected executives by increasing base salaries, annual target bonus opportunities and the value of annual equity incentive awards. In fiscal year 2014, the Committee substantially completed the alignment of our executives' total cash compensation opportunity with our compensation philosophy.

Components of the Executive Compensation Program

Pay Element	Type of Award	Purpose	Fixed v. Variable	Performance Measure
Base Salary	Cash	▪ Provide a regular stream of income and security	Fixed	The Committee takes into account job performance, scope of duties and responsibilities, expected future contributions, peer group and other market pay data.

Cash Bonus	Cash	▪ Motivate executives to improve financial performance year-over-year ▪ Reward executives who deliver targeted financial results	Variable	Actual payout based on company and individual performance.

Long-Term Incentives	Performance Shares, Restricted Stock Units and Stock Options	▪ Motivate executives to achieve superior business results over long-term ▪ Enhance alignment between management and stockholder interests ▪ Support stock ownership requirements	Variable	Actual value is determined by our company performance over a three-year time frame and/or linked to stock price.

Base Salary

We target base salary in the 35th percentile for similar positions in our peer group. By positioning base salary below our peer median, we place greater emphasis on incentive compensation for our executive officers. In fiscal year 2014, we made market adjustments to the base salaries of each of our named executive officers in accordance with our compensation philosophy.

Cash Bonus

The Committee approves the performance goals and incentive levels for each of our named executive officers, and assigns a relative weighting to each performance goal under our cash bonus plan. For each financial performance measure, there is a threshold and a target. Threshold refers to the minimum acceptable level of performance. We do not pay a bonus on a particular financial measure if our performance is at or below the threshold. Target is the expected level of performance.

Executives may receive an amount in excess of their target bonus (up to a maximum cap of an additional 50% of the target incentive) if we exceed target on the key performance metric established for them. Therefore, an individual's actual bonus consists of the amount determined for exceeding the thresholds and, if applicable, an amount (which we refer to as a "stretch" bonus) for exceeding target on the key performance metric established for them—adjusted EPS for Messrs. Collis, Guttman and Chou; ABSG consolidated operating income for Mr. Frary; and ABDC operating income for Mr. Neu. The stretch portion is calculated by increasing the earned bonus by an additional 2% for every 1% that actual performance exceeds target on the key performance metric. For example, if actual adjusted EPS exceeded target adjusted EPS by 1%, for executives with adjusted EPS as the key metric, the stretch portion would be calculated by multiplying earned bonus by 2%.

In November 2013, the Committee approved the following corporate performance measures for our fiscal year 2014 Annual Incentive Plan or AIP:

Corporate Performance Metric	Threshold	Target (100% Payout)	Actual Performance
Adjusted EPS(1)	$3.31	$3.68	$3.97

Adjusted ROIC	14.7%	17.3%	20.6%

Free Cash Flow	$385.1 million	$453.0 million	$1.2 billion

(1)
See Appendix A to this proxy statement for a reconciliation of diluted earnings per share from continuing operations as reported under U.S. GAAP to adjusted EPS.

The Committee chose adjusted EPS, adjusted ROIC and free cash flow as corporate-level goals because they are the key metrics used by management to set business goals and evaluate our financial results. In addition, we communicate our expectations about future business performance to investors by using an adjusted EPS range for each fiscal year. We generally set adjusted EPS targets to reflect our long-term business goal of growing adjusted EPS in the mid-teens, while allowing for reasonable flexibility to set our annual targets based on the impact of industry trends, other market factors and special items from year to year. Adjusted ROIC equals adjusted after tax operating income divided by invested capital. Adjusted ROIC measures how well we generate cash flow relative to the capital we invest in our business, including not only the cost of the assets employed but also the cost to acquire those assets. We use free cash flow as a corporate-level financial metric because the amount of free cash flow that we generate each year is essential for us to maintain appropriate working capital. Free cash flow is also an important consideration for our investors. We define free cash flow as cash flows from operations less capital expenditures. The targets for 2014 AIP financial performance measures were based on our Board-approved business plan for fiscal year 2014. AmerisourceBergen exceeded target on all corporate-level financial performance goals in fiscal year 2014. As a result, the bonus payout for corporate-level metrics was 115.8% of target incentive in the aggregate.

Target and actual fiscal year 2014 cash bonuses for our named executive officers were as follows:

		Target Incentive
Name	2014 Base Salary	Percent of Base Salary	Amount	Maximum Bonus Potential	Actual Percentage Payout versus Target Incentive	Actual Bonus Payout
Steven H. Collis	$1,190,000	135%	$1,606,500	$2,409,750	115.8%	$1,859,697

Tim G. Guttman	$ 650,000	100%	$ 650,000	$ 975,000	115.8%	$ 752,445

John G. Chou	$ 600,000	100%	$ 600,000	$ 900,000	115.8%	$ 694,565

James D. Frary	$ 530,000	100%	$ 530,000	$ 795,000	109.7%	$ 581,637

David W. Neu	$ 630,000	100%	$ 630,000	$ 945,000	121.9%	$ 767,698

The fiscal year 2014 cash bonuses of our CEO, CFO and General Counsel were designed to reflect company-wide performance. As a result, 80% of their bonus payments were dependent upon the achievement of corporate financial performance goals (with adjusted EPS weighted at 50% and adjusted ROIC and free cash flow each weighted at 15% of the total target incentive). The remaining portion (20%) of their bonus payout was based on leadership goals related to the executive's area of responsibility (see chart below). The stretch portion of Mr. Collis, Mr. Guttman and Mr. Chou's bonus payment was based on adjusted EPS performance.

For a named executive officer who leads a specific business unit, a substantial part of his or her bonus is tied to business unit performance, including operational metrics and leadership goals related to business unit initiatives. The Committee selects business unit performance goals that are designed to help us achieve our overall corporate performance goals (adjusted EPS, adjusted ROIC and free cash flow) for the fiscal year.

Mr. Neu is the executive in charge of ABDC. Mr. Neu's fiscal year 2014 cash bonus was based 40% on adjusted EPS and 40% on ABDC operating metrics (with weightings of 20% on ABDC operating income, 10% on ABDC pre-tax profit and 10% on ABDC revenue) and 20% on leadership goals related to ABDC's business operations. We believe this mix, which emphasizes ABDC's performance, appropriately links pay to Mr. Neu's operating responsibility, while also aligning his goals with the broader organization. Mr. Neu's stretch bonus opportunity was based on the extent to which ABDC's fiscal year 2014 operating income performance exceeded target. We chose ABDC operating income as the key financial metric for incentive pay purposes to focus on the profitability of our core businesses and emphasize our drive toward efficiency in our operations. For fiscal year 2014, target ABDC operating income was intended to achieve, at a minimum, a 15% increase over fiscal year 2013 performance; and target ABDC pre-tax profit was intended to exceed prior year ABDC pre-tax profit by about 7%. Target ABDC revenue was intended to exceed prior year ABDC revenue significantly in light of the onboarding of substantial new business under the pharmaceutical distribution contract with Walgreens. Overall, we emphasized operating goals that were challenging and intended to drive strong performance and the implementation of our strategic objectives in line with our fiscal year 2014 business plan. These objectives included developing our distribution network so we can continue to improve our operating efficiency to serve our customers and grow our business. In fiscal year 2014, ABDC's results exceed target on all performance goals. At least two times in the last five fiscal years, ABDC has not achieved target on one or more AIP financial performance measures applicable to a named executive officer.

Mr. Frary is the executive in charge of ABSG. Our AmerisourceBergen Consulting Services (or ABCS) and World Courier business units also report in to Mr. Frary, and their results were included in ABSG's consolidated results for purposes of his fiscal year 2014 AIP calculation. Mr. Frary's fiscal year 2014 cash bonus was based 40% on adjusted EPS and 40% on ABSG consolidated operating metrics (with weightings of 20% on operating income, 10% on pre-tax profit and 10% on revenue) and 20% on leadership goals related to ABSG's operations. We believe this mix appropriately links pay to Mr. Frary's operating responsibility while also aligning his goals with the broader organization. Mr. Frary's fiscal year 2014 stretch bonus opportunity is based on ABSG consolidated operating income. We chose ABSG consolidated operating income because it is the primary indicator of profitability for the business and emphasizes our drive toward efficiency in our operations. Revenue and pre-tax profit goals are intended to reinforce focus on market growth in specialty pharmaceutical distribution and related services, both domestically and internationally, in a capital efficient manner. Mr. Frary's goals were intended to be challenging and to provide an incentive for him to drive our operations to achieve our strategic objectives, which included increasing our international exposure and penetration in select global markets through complementary acquisitions and other commercial arrangements. Business unit operating goals also take into account our risk profile in various businesses and market dynamics. In fiscal year 2014, ABSG's consolidated results exceeded target on all performance goals. At least once in the last five fiscal years, ABSG has not achieved target on one or more AIP financial performance measures applicable to a named executive officer.

Leadership goals are an important component of the annual bonus plan for the named executive officers. The Committee uses leadership goals to emphasize business and strategic priorities that are expected to significantly impact financial results and that are within an individual's area of responsibility. For example, a material regulatory violation or loss of an investment grade rating has the potential to undermine adjusted EPS growth. The fiscal year 2014 leadership goals for our named executive officers are set out below.

Named Executive Officer	Fiscal Year 2014 Leadership Goals
Steven H. Collis	▪ Meet FY14 business plan for target operating margin and position AmerisourceBergen for operating margin improvement in FY15
▪ Initiate succession planning for CEO and key business unit leads
▪ Oversee AmerisourceBergen's long-term strategic plan and growth initiatives

Tim G. Guttman	▪ Meet FY14 business plan for target operating margin and position AmerisourceBergen for operating margin improvement in FY15
▪ Complete departmental talent review
▪ Implement AmerisourceBergen's FY14 financial plan

John G. Chou	▪ Meet FY14 business plan for target operating margin and position AmerisourceBergen for operating margin improvement in FY15
▪ Complete departmental talent review
▪ Oversee completion of strategic transactions and avoid outcomes that would give rise to a material adverse effect
▪ Effectively oversee AmerisourceBergen's compliance with regulatory requirements

James D. Frary	▪ Meet FY14 business plan for ABSG target operating margin and position AmerisourceBergen for operating margin improvement in FY15
▪ Complete talent review for ABSG
▪ Lead development of ABSG international strategy, including implementing international growth initiatives and developing appropriate organization capacity

David W. Neu	▪ Meet FY14 business plan for ABDC target operating margin and position AmerisourceBergen for operating margin improvement in FY15
▪ Complete talent review for ABDC
▪ Implement initiatives to improve ABDC customer and product pricing structure

Although the Committee has the discretion to give a bonus even though pre-established performance goals have not been met, it has rarely exercised this discretion. The Committee did not award a discretionary bonus to any of the named executive officers for fiscal year 2014 or in any of the last five fiscal years.

Looking Ahead: FY15 Plan Design

In November 2014, the Committee set fiscal year 2015 performance measures for our annual cash incentive plan pursuant to the Omnibus Incentive Plan, consistent with our Board-approved business plan for fiscal year 2015. These targets are intended to be challenging and to provide an incentive to achieve the financial performance set out in our fiscal year 2015 business plan and the strategic and other priorities established by our long-range plan. These measures, as adjusted for certain items, include:

▪ Adjusted EPS, adjusted ROIC, adjusted operating income, operating margin growth and free cash flow at the corporate level	▪ Operating income and pre-tax profit at the business unit level

The Committee also established leadership goals for each of the named executive officers, which include, among others:

▪ Avoiding material regulatory or legal failure	▪ Executing specified business plans
▪ Executing international business strategies	▪ Maintaining customer relationships
▪ Facilitating organizational integration	▪ Promoting collaborative business relationships
▪ Developing succession plans	▪ Implementing corporate programs to address matters such as diversity, leadership development and/or employee satisfaction

Fiscal year 2015 target incentive levels for the named executive officers range from 100% to 135% of base salary, with the opportunity for each named executive officer to earn up to a maximum of 200% of their target incentive, if we exceed our financial performance goals. In fiscal year 2015, the stretch portion of the bonus will be calculated by increasing the individual's earned bonus by an additional 5% for every 1% that actual performance exceeds target on the key performance metric for that individual.

Long-Term Incentive

We use equity awards to motivate our executives to achieve superior business results over the long term. Equity awards support our stock ownership requirements and further enhance the alignment between management and stockholder interests. The annual equity award for our executive officers is generally allocated 40% in the form of stock options, 20% in the form of restricted stock (or restricted stock units) and 40% in performance shares. This mix provides an incentive to achieve favorable long-term results at a reasonable cost to the company.

In fiscal year 2014, we awarded our named executive officers options to purchase 445,633 shares of our common stock, 36,501 restricted shares (or restricted stock units) of our common stock and 73,002 target performance shares. These awards represented approximately 21% of the total equity incentives granted to management and other employees in fiscal year 2014. We believe that it was appropriate to award approximately 21% of the annual equity incentives to our named executive officers because they are in the best position to drive our future results and implement our long-term business strategy. Equity incentives represented approximately 69% of Mr. Collis's total direct compensation and approximately 53%, on average, of the total direct compensation of the other named executive officers in fiscal year 2014.

In approving fiscal year 2014 long-term equity incentive awards, the Committee considered a number of factors:

  ▪
  Skills, experience and time in role and expected future contributions.    The value of equity awards depends in part on the scope of an executive's job responsibilities and the impact he or she can be expected to have on our future operating results.

  ▪
  Company performance.    The Committee reviews our prior year financial performance and the executives' leadership and focus on fostering our strategic initiatives.

  ▪
  Market alignment.    The Committee sets the target value of equity awards so that our executives will have a target long-term incentive in the range of the median of our peer group. The target values are informed by the Committee's review of the competitive positioning of each element of pay based on compensation data prepared by the external compensation consultant with reference to our peer group for our CEO and CFO and with reference to published market compensation data for the other named executive officers.

  ▪
  The emphasis placed on equity in the mix of total compensation.    The Committee believes that incentive compensation should constitute the majority of each executive's overall compensation package to provide incentives to meet our performance objectives and grow our stock price over time.

  ▪
  Average annual share use.    The Committee also takes into account the average annual share use for total equity incentives granted to employees so as to provide stock options, restricted stock (or restricted stock units) and performance shares to eligible employees at a reasonable rate and cost to AmerisourceBergen and its stockholders.

Equity awards are subject to vesting and clawback provisions, described in more detail below and in the sections following the Summary Compensation Table. When an executive retires, unvested equity awards will continue to vest according to their schedule and vested options will remain exercisable for the length of their original term (which is currently seven years). We have the right to clawback the value of equity awards held by current or former employees as a result of misconduct (including misconduct that leads to the restatement of our financial statements) or competitive behavior that is detrimental to AmerisourceBergen. We believe these requirements support our goal of retaining executives and aligning individual performance with our long-term growth. The post-retirement provisions provide an additional incentive for executives, particularly those near retirement, to continue to focus on our long-term performance. Clawback provisions serve as a means to redress detrimental behavior by former employees.

Performance Share Awards

In 2012, the Committee approved the addition of a performance plan to our long-term equity incentive program for executive officers. The performance plan is designed to encourage our executives to focus on initiatives that promote the achievement of our long-term goals. Performance share awards are granted annually, and each performance award is based on a performance period covering three fiscal years.

Performance shares are subject to the attainment of performance goals approved by the Committee. Vesting (or payout of shares) is based on cumulative performance at the end of the applicable three-year performance cycle.

A participating executive has the opportunity to earn a payout between 0% and 150% of his or her target award. If threshold performance for a particular metric is not attained, the executive forfeits the right to receive any payout based on that metric. Threshold performance for each metric will result in a share payout equal to 50% of the target award. Target performance for each metric will result in a share payout equal to 100% of the target award. Attaining the maximum goal for each metric will result in a share payout equal to 150% of the target award.

The Committee has approved the following performance metrics and weightings for our performance share program:

Metric	Weighting
Adjusted EPS	75%

Adjusted ROIC	25%

The Committee approved the terms of the FY2014 - FY2016 performance shares in November 2013. The Committee believes the compounded adjusted EPS and adjusted ROIC growth goals for the performance shares covering the three-year performance period (beginning on October 1, 2013 and ending September 30, 2016) can be characterized as challenging and difficult to achieve, but attainable with significant skill and effort on the part of our executive leadership team. In the case of the FY2014 - FY2016 performance share awards, performance will be assessed as of September 30, 2016.

FY2012 - FY2014 Performance Shares

In November 2014, the Committee approved the vesting and payment of the FY2012 - FY2014 performance shares at 150% of their target award level. The Committee's determination was based on AmerisourceBergen's achievement of a compound annual adjusted EPS growth rate of 14.14% and an average annual adjusted ROIC of 20.27% for the three-year performance period ended September 30, 2014.

The FY2012 - FY2014 performance share awards were granted to our named executive officers (other than Mr. Guttman, who was serving as interim CFO) in February 2012. In 2014, the Committee approved the use of non-GAAP metrics in these awards to reflect the change in our public reporting of operating performance and earnings guidance to investors using non-GAAP financial measures, including earnings per share, which occurred during the performance period covered by these awards. This included an adjustment of the baseline earnings per share metric from $2.54 per share to an adjusted baseline EPS metric of $2.67 per share. See our Current Report on Form 8-K filed with the SEC on January 9, 2014 providing reconciliation between certain GAAP measures and their most directly comparable non-GAAP measures for each of the four fiscal quarters ended September 30, 2013 and each of the five fiscal years ended September 30, 2013.

The award metrics for the FY2012 - FY2014 performance share awards were as follows:

			Threshold		Target		Maximum		Actual Performance

Metric	Weighting	Baseline	Goal	Payout Ratio	Goal	Payout Ratio	Goal	Payout Ratio
Adjusted EPS(1)	75%	$2.67	8%	50%	11%	100%	14%	150%	14.14%

Adjusted ROIC(2)	25%	—	12%	50%	15%	100%	18%	150%	20.27%

(1)
See Appendix A to this proxy statement for a reconciliation of diluted earnings per share from continuing operations as reported under U.S. GAAP to adjusted EPS.

(2)
Adjusted ROIC, or return on invested capital, measures, as a percentage, the Company's average annual after tax adjusted operating income divided by invested capital over the three-year performance period.

Based on our performance, and the respective weighting of each performance metric, the number of shares earned for the FY2012 - FY2014 performance share awards was calculated as follows:

Metric	Percentage of Target Award Allocated		Performance Multiplier		Awards Earned
Adjusted EPS	75%	X	Performance-Determined Payout Ratio	=	Awards Earned Based on Adjusted EPS Performance

Adjusted ROIC	25%	X	Performance-Determined Payout Ratio	=	Awards Earned Based on Adjusted ROIC Performance

					Total Performance Share Awards Earned

FY2012 - FY2014 Performance Shares Earned:

Name	Shares Earned
Steven H. Collis	72,250

John G. Chou	12,443

James D. Frary	10,035

David W. Neu	13,647

Equity Award Grant Practices

We have a written policy on equity grants designed to formalize our equity grant practices and ensure that equity awards will generally be made at specified times. Our equity award policy is not intended to and does not limit the authority of the Committee under our equity incentive plans, including the Omnibus Incentive Plan. The Committee generally will review and approve annual equity awards to executives and other eligible employees in November of each year, which is near the beginning of our fiscal year. This allows the Committee to make annual equity awards at the beginning of the relevant performance cycle with the benefit of reviewing results from the immediately preceding performance cycle. We also may make equity awards at other times during the year for new hires or other reasons, including, for example, a job promotion or as a result of an acquisition. In accordance with our policy and our Omnibus Incentive Plan, the Committee has delegated limited authority to our CEO to approve grants to non-executive officers. Such awards may only be made on the first day of a month (or the next trading day, if the first day of the month is not a trading day). The Committee must approve any equity awards to our named executive officers.

The exercise price of any stock option award is the closing price of our common stock on the date of grant. We do not backdate or retroactively grant options, restricted stock or restricted stock units. We generally schedule Board and Committee meetings at least one year in advance and, as noted above, generally make annual equity awards to our named executive officers at approximately the same time every year. We do not time our equity awards to take advantage of the release of earnings or other major announcements by us or market conditions.

Other Compensation

Our named executive officers receive a limited amount of other benefits as part of a competitive compensation package. These benefits include a company matching contribution under our 401(k) plan, which is provided to all employee participants. We provide an allowance for tax and financial planning services for our executives to give them the opportunity to maximize the benefits from the compensation and benefits programs offered to them. In the aggregate, these other benefits constitute only a small percentage of each named executive officer's total compensation.

Deferred Compensation

Executives may defer receipt of part or all of their cash compensation under our deferred compensation plan. The plan is intended to promote retention of executives by providing a long-term, tax efficient savings opportunity at low cost to us. Amounts deferred under the plan are deemed invested in the plan investment options chosen by the executive. The executive's account is adjusted for any notional gains and losses on the amounts deferred under the plan.

Employee and Retirement Benefits

Core employee benefits are available to the named executive officers on the same basis as all domestic employees generally. These benefits include medical and dental coverage, disability insurance, life insurance and a 401(k) plan.

We offer a benefit restoration plan to selected key management, including the named executive officers. We implemented this plan to address the absence of any non-legacy executive retirement plan following the 2001 merger to form the company and to permit executives to receive the full amount of the company match available for other employees generally under the 401(k) plan. This plan provides an annual contribution amount equal to 4% of a participant's salary and bonus to the extent that his or her compensation exceeds IRS limits applicable to our 401(k) plan.

Mr. Neu participates in a supplemental executive retirement plan that we maintain. This plan was in existence prior to the 2001 merger that formed our company and is now frozen with respect to participation and benefit accruals. This legacy plan is more fully described in the section of this proxy statement titled "Executive Compensation Tables—Bergen Brunswig Supplemental Executive Retirement Plan."

Severance and Change in Control Benefits

Severance Benefits.    We provide severance benefits under specified circumstances to give executives a measure of financial security following the loss of employment, to protect the company from competitive activities after the departure of certain executives, and because we believe that these benefits are important to attract and retain our executives in a competitive industry. We will provide severance benefits if we discharge a named executive officer without cause or he leaves the company for good reason. Good reason means a reduction in base salary or our failure to comply with our obligations (including, in some cases, by diminishing the executive's authority, duties and responsibilities) under his employment agreement. The terms of these benefits are set out in employment agreements and various plans, which are described in the section of this proxy statement titled "Executive Compensation—Employment Agreements."

We do not provide severance benefits if a named executive officer is terminated for cause or leaves without good reason. In that case, we would only pay the amount of accrued obligations.

Change in Control.    We do not provide enhanced cash compensation in connection with a change in control of the company. The vesting of equity awards will be accelerated if a named executive officer's employment is involuntarily terminated within two years after a change in control. In the event of a change in control, a shortened performance period, which extends only through the end of the fiscal quarter preceding the change in control, will be used to determine the payout under awards of performance shares. We provide these benefits to provide financial protection to employees following an involuntary loss of employment in connection with a change in control and to enable our executives to focus on important business decisions should we be acquired without regard to how the transaction may affect them personally. We believe that this structure provides executives with an appropriate incentive to cooperate in completing a change in control transaction. The Board and the Committee also have discretion under our equity plans to take certain actions in the event of a change in control. These actions include cancelling options that are not exercised within 30 days after a change in control; cashing out outstanding options; cancelling any restricted stock awards in exchange for the payment of cash, property or a combination of cash and property equal to the award's value; or substituting other property (including securities of another entity) for awards granted under our equity plans.

In addition, there is discretion under the AIP to pay cash bonuses during any year in which a change in control occurs. If this discretion is exercised, bonus payments would be based on performance for the portion of the fiscal year until the change in control event and paid within 75 days of the change in control.

Any payments that are made to the named executive officer under the AIP or Omnibus Incentive Plan as a result of termination are not intended to constitute excess parachute payments within the meaning of Section 280G of the Internal Revenue Code. The employment agreements of the named executive officers require us to reduce these payments, if necessary, to ensure that they do not constitute excess parachute payments.

Executive Stock Ownership

Our executives must own shares of our common stock in an amount equal to a multiple of their base salary. Stock ownership aligns management's interests with those of our stockholders and provides a continuing incentive for management to focus on long-term growth. Under our executive stock ownership guidelines, Mr. Collis must own shares worth six times his base salary and the other named executive officers must own shares worth three times their base salaries. Executives who become subject to the guidelines have three years from the date of hire or change in status, whichever is later, to comply with the ownership requirements. Following its annual review, the Committee determined that each of the named executive officers is in compliance with the guidelines.

Derivatives Trading and Hedging Prohibition

No director, officer or employee may buy or sell options on our common stock or engage in short sales of our common stock. We also prohibit directors and executive officers from pledging our stock and hedging the economic risk of ownership of our common stock. We have a written policy for our employees on these matters.

Tax and Accounting Considerations

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for annual compensation over $1 million paid to their chief executive officer and the next three most highly compensated executive officers (other than the principal financial officer). The Internal Revenue Code generally excludes from the calculation of the $1 million cap "qualified performance-based compensation." In fiscal year 2014, a portion of the compensation paid to Messrs. Collis, Chou and Neu was not deductible.

Our Omnibus Incentive Plan has been structured so that compensation deemed paid to an executive officer in connection with the exercise of stock options should qualify as performance-based compensation that is not subject to the $1 million limitation. In addition, performance share awards and cash incentive awards with performance-vesting goals tied to one or more of the performance criteria approved by the stockholders may also qualify as performance-based compensation for Section 162(m) purposes. However, restricted stock units subject only to service-vesting requirements will not qualify as such performance-based compensation.

When developing and implementing our executive compensation programs, we consider the potential deductibility of the compensation payable under those programs. However, it is our view that the deductibility of compensation should be only one of a number of relevant factors taken into consideration, and not the sole governing factor. We believe that it is important to preserve flexibility in administering compensation programs in a manner designed to attract and retain executive officers who are essential to our financial success and to promote various other corporate goals. Accordingly, we have not adopted a policy that all compensation must qualify as deductible under Section 162(m). The Committee may deem it appropriate to continue to provide one or more executive officers with the opportunity to earn incentive compensation which may be in excess of the amount deductible by reason of Section 162(m) or other provisions of the Internal Revenue Code.

Compensation Committee Report

The Compensation and Succession Planning Committee has reviewed and discussed with management the Compensation Discussion and Analysis contained in the 2015 Proxy Statement. Based on this review and discussion, we recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the 2015 Proxy Statement and incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended September 30, 2014.

                      COMPENSATION AND SUCCESSION PLANNING COMMITTEE
                      Michael J. Long, Chairman
                      Douglas R. Conant
                      Edward E. Hagenlocker
                      Jane E. Henney, M.D.

Executive Compensation Tables

SUMMARY COMPENSATION TABLE

The following table sets forth the compensation paid to or earned during fiscal year 2014 by our President and Chief Executive Officer, Executive Vice President and Chief Financial Officer, and the three other most highly compensated executive officers, who we refer to in this Proxy Statement as our named executive officers.

(A) Name and Principal Position	(B) Year	(C) Salary	(D) Stock Awards	(E) Option Awards	(F) Non-Equity Incentive Plan Compensation	(G) Change in Pension Value and Nonqualified Deferred Compensation Earnings	(H) All Other Compensation	(I) Total
Steven H. Collis	2014	$1,185,962	$4,020,021	$2,679,998	$1,859,697	—	$157,307	$ 9,902,985
President and Chief	2013	$1,155,000	$7,710,338	$1,675,899	$1,314,978	—	$143,991	$12,000,206
Executive Officer	2012	$1,093,462	$2,699,983	$1,800,015	$1,348,150	—	$115,012	$ 7,056,622

Tim G. Guttman	2014	$ 632,692	$1,019,953	$ 679,999	$ 752,445	—	$ 55,978	$ 3,141,067
Executive Vice President and	2013	$ 500,000	$ 720,000	$ 480,000	$ 437,888	—	$ 46,066	$ 2,183,954
Chief Financial Officer	2012	$ 363,207	$ 180,236	$ 334,753	$ 324,968	—	$ 23,768	$ 1,226,932

John G. Chou	2014	$ 584,077	$ 659,970	$ 440,004	$ 694,565	—	$ 61,718	$ 2,440,334
Executive Vice President and	2013	$ 462,000	$ 539,980	$ 360,003	$ 395,369	—	$ 58,577	$ 1,815,929
General Counsel	2012	$ 436,154	$ 464,995	$ 309,994	$ 449,383	—	$ 51,542	$ 1,712,068

James D. Frary	2014	$ 515,000	$ 779,964	$ 520,002	$ 581,637	—	$ 52,702	$ 2,449,305
Executive Vice President and	2013	$ 400,000	$ 539,980	$ 360,003	$ 300,068	—	$ 54,933	$ 1,654,984
President, AmerisourceBergen	2012	$ 375,385	$ 375,008	$ 250,000	$ 492,456	—	$ 49,813	$ 1,542,662
Specialty Group

David W. Neu	2014	$ 626,538	$1,019,953	$ 679,999	$ 767,698	$258,164	$ 69,282	$ 3,421,634
Executive Vice President and	2013	$ 600,000	$ 779,994	$ 520,001	$ 512,885	—	$ 61,676	$ 2,474,556
President, AmerisourceBergen	2012	$ 538,462	$ 509,988	$ 339,998	$ 441,299	$256,128	$ 53,756	$ 2,139,631
Drug Corporation

Salary (Column C)

The amounts reported as salary represent the base salaries paid to each of the named executive officers for each fiscal year shown. Amounts shown for Mr. Collis include $108,688, $83,677 and $43,481 deferred into our deferred compensation plan for fiscal years 2012, 2013 and 2014, respectively.

Stock Awards and Option Awards (Columns D and E)

The amounts reported in Columns D and E represent the grant date fair value for equity awards shown in accordance with Accounting Standards Codification No. 718 disregarding the estimate of forfeitures related to service-based vesting conditions. Such values do not reflect whether the recipient has actually realized a financial benefit from the award. There were no forfeitures by any of the named executive officers in fiscal years 2014, 2013 or 2012. See Note 9 to the Consolidated Financial Statements contained in our Annual Report on Form 10-K for the fiscal year ended September 30, 2014 relating to assumptions made in the valuation.

For awards that are subject to performance conditions, such as the performance shares included in the table above, we report the fair value at grant date based upon the probable outcome of such conditions consistent with our estimate of aggregate compensation cost to be recognized over the service period determined under Accounting Standards Codification No. 718, excluding the effect of estimated forfeitures. For this purpose, the probable outcome is assumed to be at target level attainment and the grant date fair values of the FY14—FY16 performance shares at target level attainment were as follows: Mr. Collis—$2,680,014, Mr. Guttman—$679,969, Mr. Chou—$439,980, Mr. Frary—$519,976, and Mr. Neu—$679,969. The following represents the grant date fair value of the performance share awards at maximum level attainment: Mr. Collis—$4,020,021, Mr. Guttman $1,020,022, Mr. Chou—$659,970, Mr. Frary—$780,033, and Mr. Neu—$1,020,022.

Long-term equity incentive awards were made pursuant to our Equity Incentive Plan. Stock options have an exercise price equal to the closing price of our common stock on the date of grant. Stock options vest at the rate of 25% per year beginning on the first anniversary of the grant date and may be exercised over a term of seven years from the date of grant for those stock options granted on or after February 27, 2008. Unvested options granted normally cease to vest upon any termination of employment other than involuntary termination of employment within two years after a change in control. If we terminate a named executive officer for cause, all outstanding options (vested and unvested) are immediately cancelled. (See Section—"Potential Payments upon Termination of Employment or Change in Control" for a description of the impact of termination of employment on vesting and exercisability of restricted stock and stock options.)

Restricted stock and restricted stock unit awards vest on the third anniversary of the grant date. Unvested restricted stock or restricted stock units are forfeited if the executive leaves the company prior to vesting, except by reason of death, disability or an involuntary termination of employment within two years after a change in control. In accordance with the dividend rate applicable to the declaration of dividends on our common stock from time to time, dividends on unvested restricted stock (and restricted stock units) are accrued and paid upon vesting. The dividend rate is not preferential. A restricted stock unit is a right to receive shares of our common stock that is delivered at the time and to the extent that the shares vest.

Performance shares vest at the end of the three-year performance period applicable to the awards, subject to achievement of the performance metrics and except as noted below. Performance shares are settled using shares of our common stock. Each performance share represents the right to receive one share of our common stock. The common stock is not restricted upon payout of the award. If threshold performance for a performance metric is not achieved, the executive will forfeit the right to receive any payout based on that metric. Except as set forth below, the executive must remain continuously employed by us through the end of the original performance period in order to receive a payout of the award. An executive will forfeit his or her award under the performance plan upon voluntary termination of employment or termination for cause prior to vesting. An executive is entitled to receive a pro-rata portion of his or her award in the event of the executive's death, disability or involuntary termination without cause prior to vesting, provided such event occurs after at least eighteen months from the beginning of the performance period. In addition, in the event of the executive's death or disability, the performance period will be measured only through the end of the most recently completed quarter prior to such event. Upon a change in control of AmerisourceBergen, an executive will be entitled to receive a payout, if any, based upon a shortened performance period (extending from the beginning of the performance period through the end of the fiscal quarter preceding the change in control), but the vesting and the payout of the award, if any, would be made at the end of the original performance period so long as the executive is continuously employed by us. However, in the case of the executive's involuntary termination with or without cause within two years of a change in control, the performance award will vest on the date of the executive's termination. If an executive voluntarily retires, the executive will be entitled to receive a payout of his or her award at the end of the three-year performance period, if any, depending on assessment of our performance at the end of the three-year performance period. In accordance with the dividend rate applicable to the declaration of dividends on our common stock from time to time, dividends on unvested performance shares are accrued and paid upon vesting. If the required performance is attained, the executive will receive shares of common stock equal in value to the total dividends that would have been paid on the award. The dividend rate is not preferential. There are no dividends paid on outstanding performance shares during the performance period.

Non-Equity Incentive Plan Compensation (Column F)

The amounts reported in Column F represent the annual cash bonuses awarded to the named executive officers under our AIP for the fiscal year shown. (See cash bonus discussion in the section of this proxy statement titled under "Compensation Discussion and Analysis—Cash Bonus.")

Change in Pension Value and Non-Qualified Deferred Compensation Earnings (Column G)

The amounts reported in Column G for Mr. Neu include the aggregate year-over-year change in the actuarial present value of his accumulated benefit in the Bergen Brunswig Supplemental Retirement Plan measured as of September 30, 2014.

We do not provide above-market or preferential earnings on deferred compensation.

All Other Compensation (Column H)

The following table shows the specific components of the amounts shown for fiscal year 2014 in Column H of the Summary Compensation Table:

Name	Year	Employee Investment Plan (1)	Benefit Restoration Plan (2)	Financial Planning	Dividends Paid Upon Vesting of Restricted Stock	Airline Membership Dues	Total
Steven H. Collis	2014	$10,400	$88,707	$15,000	$43,200	—	$157,307

Tim G. Guttman	2014	$10,400	$27,777	$11,500	$ 6,301	—	$ 55,978

John G. Chou	2014	$10,400	$24,519	$11,500	$15,299	—	$ 61,718

James D. Frary	2014	$10,400	$18,203	$11,500	$12,599	—	$ 52,702

David W. Neu	2014	$10,400	$34,408	$11,500	$12,599	$375	$ 69,282

(1)
These amounts represent company contributions under the AmerisourceBergen Employee Investment Plan, our 401(k) plan, which were posted to the executives' accounts during fiscal year 2014.

(2)
These amounts represent company contributions to the AmerisourceBergen Corporation Benefit Restoration Plan, which were posted to the executives' accounts during fiscal year 2014.

GRANTS OF PLAN-BASED AWARDS

The following table sets forth certain information regarding grants of plan-based awards to each of our named executive officers during fiscal year 2014.

			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards
Name	Type	Grant Date	Threshold ($) (1)	Target ($) (1)	Maximum ($) (1)	Threshold (#) (2)	Target (#) (2)	Maximum (#) (2)	All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/ Sh)	Grant Date Fair Value of Stock and Option Awards ($) (3)
Steven H. Collis	Restricted Stock	11/13/2013	—	—	—	—	—	—	19,565	—	—	$1,340,007
	Performance Shares	11/13/2013	—	—	—	19,565	39,130	58,695	—	—	—	$2,680,014
	Stock Options	11/13/2013	—	—	—	—	—	—	—	238,859	$68.49	$2,679,998
	Cash Bonus	n/a	$322,425	$1,606,500	$2,409,750	—	—	—	—	—	—	—

Tim G. Guttman	Restricted Stock	11/13/2013	—	—	—	—	—	—	4,964	—	—	$ 339,984
	Performance Shares	11/13/2013	—	—	—	4,964	9,928	14,893	—	—	—	$ 679,969
	Stock Options	11/13/2013	—	—	—	—	—	—	—	60,606	$68.49	$ 679,999
	Cash Bonus	n/a	$130,455	$ 650,000	$ 975,000	—	—	—	—	—	—	—

John G. Chou	Restricted Stock	11/13/2013	—	—	—	—	—	—	3,212	—	—	$ 219,990
	Performance Shares	11/13/2013	—	—	—	3,212	6,424	9,636	—	—	—	$ 439,980
	Stock Options	11/13/2013	—	—	—	—	—	—	—	39,216	$68.49	$ 440,004
	Cash Bonus	n/a	$120,420	$ 600,000	$ 900,000	—	—	—	—	—	—	—

James D. Frary	Restricted Stock	11/13/2013	—	—	—	—	—	—	3,796	—	—	$ 259,988
	Performance Shares	11/13/2013	—	—	—	3,796	7,592	11,389	—	—	—	$ 519,976
	Stock Options	11/13/2013	—	—	—	—	—	—	—	46,346	$68.49	$ 520,002
	Cash Bonus	n/a	$106,477	$ 530,000	$ 795,000	—	—	—	—	—	—	—

David W. Neu	Restricted Stock	11/13/2013	—	—	—	—	—	—	4,964	—	—	$ 339,984
	Performance Shares	11/13/2013	—	—	—	4,964	9,928	14,893	—	—	—	$ 679,969
	Stock Options	11/13/2013	—	—	—	—	—	—	—	60,606	$68.49	$ 679,999
	Cash Bonus	n/a	$126,567	$ 630,000	$ 945,000	—	—	—	—	—	—	—

(1)
These amounts represent possible payouts of fiscal year 2014 cash bonuses under the AIP. Actual AIP payouts for fiscal year 2014 are shown in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table.

(2)
These share amounts represent the range of possible performance share award payouts at various levels of attainment for the performance period beginning October 1, 2013 and ending September 30, 2016.

(3)
Amounts in this column represent the grant date fair value of restricted stock, performance shares and nonqualified stock options. For awards made to our named executive officers on November 13, 2013, the dollar value shown for restricted stock is based on the closing price of our common stock of $68.49 per share on November 13, 2013. For awards that are subject to performance conditions, such as the performance shares, in the table above, we report the value at grant date based upon the probable outcome of such conditions consistent with our estimate of aggregate compensation cost to be recognized over the service period determined under Accounting Standards Codification No. 718, excluding the effect of estimated forfeitures. For this purpose, the probable outcome of the performance shares is assumed to be at target level attainment. The dollar amount shown for nonqualified stock options was determined on the basis of a binomial method of valuation.

OUTSTANDING EQUITY AWARDS AT 2014 FISCAL YEAR END

The following table provides information on stock options and stock awards (including unvested/unearned restricted stock, restricted stock units and performance shares) held by our named executive officers as of September 30, 2014.

	Option Awards					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#) (1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (2)	Market Value of Shares or Units of Stock that Have Not Vested ($) (3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (4)	Equity Incentive Plan Awards: Market Value or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (3)
Steven H. Collis	02/08/2006	145,622	—	$21.26	02/08/2016	—	—	—	—
	02/15/2007	153,286	—	$27.07	02/15/2017	—	—	—	—
	03/03/2010	172,500	—	$28.00	03/03/2017	—	—	—	—
	02/16/2011	135,000	45,000	$36.37	02/16/2018	—	—	—	—
	02/29/2012	141,733	141,734	$37.37	03/01/2019	24,083	$ 1,861,616	—	—
	11/14/2012	25,206	75,621	$40.21	11/14/2019	29,843	$ 2,306,864	89,530	$ 6,920,669
	08/07/2013	26,956	80,870	$58.74	08/07/2020	77,995	$ 6,029,014	—	—
	11/13/2013	—	238,859	$68.49	11/13/2020	19,565	$ 1,512,375	58,695	$ 4,537,124

		800,303	582,084			151,486	$11,709,869	148,225	$11,457,793

Tim G. Guttman	02/19/2009	13,125	—	$17.78	02/19/2016	—	—	—	—
	03/03/2010	26,250	—	$28.00	03/03/2017	—	—	—	—
	02/16/2011	19,687	6,563	$36.37	02/16/2018	—	—	—	—
	02/29/2012	26,358	26,359	$37.37	03/01/2019	4,823	$ 372,818	—	—
	11/14/2012	18,662	55,988	$40.21	11/14/2019	5,969	$ 461,404	17,906	$ 1,384,134
	11/13/2013	—	60,606	$68.49	11/13/2020	4,964	$ 383,717	14,893	$ 1,151,229

		104,082	149,516			15,756	$ 1,217,939	32,799	$ 2,535,363

John G. Chou	02/08/2006	21,460	—	$21.26	02/08/2016	—	—	—	—
	02/15/2007	30,656	—	$27.07	02/15/2017	—	—	—	—
	02/19/2009	48,000	—	$17.78	02/19/2016	—	—	—	—
	03/03/2010	63,750	—	$28.00	03/03/2017	—	—	—	—
	02/16/2011	47,812	15,938	$36.37	02/16/2018	—	—	—	—
	02/29/2012	24,409	24,409	$37.37	03/01/2019	4,148	$ 320,640	—	—
	11/14/2012	13,997	41,991	$40.21	11/14/2019	4,476	$ 345,995	13,429	$ 1,038,062
	11/13/2013	—	39,216	$68.49	11/13/2020	3,212	$ 248,288	9,636	$ 744,863

		250,084	121,554			11,836	$ 914,923	23,065	$ 1,782,925

James D. Frary	08/01/2007	5,000	—	$23.08	08/01/2017	—	—	—	—
	02/19/2009	28,125	—	$17.78	02/19/2016	—	—	—	—
	03/03/2010	45,000	—	$28.00	03/03/2017	—	—	—	—
	09/23/2010	18,750	—	$30.34	09/23/2017	—	—	—	—
	02/16/2011	39,375	13,125	$36.37	02/16/2018	—	—	—	—
	02/29/2012	19,685	19,685	$37.37	03/01/2019	3,345	$ 258,569	—	—
	11/14/2012	13,997	41,991	$40.41	11/14/2019	4,476	$ 345,995	13,429	$ 1,038,062
	11/13/2013	—	46,346	$68.49	11/13/2020	3,796	$ 293,431	11,389	$ 880,370

		169,932	121,147			11,617	$ 897,995	24,818	$ 1,918,432

David W. Neu	03/03/2010	14,063	—	$28.00	03/03/2017	—	—	—	—
	02/16/2011	14,375	13,125	$36.37	02/16/2018	—	—	—	—
	02/29/2012	13,771	26,772	$37.37	03/01/2019	4,549	$ 351,638	—	—
	11/14/2012	217	60,654	$40.21	11/14/2019	6,466	$ 499,822	19,398	$ 1,499,465
	11/13/2013	—	60,606	$68.49	11/13/2020	4,964	$ 383,717	14,893	$ 1,151,229

		42,426	161,157			15,979	$ 1,235,177	34,291	$ 2,650,694

(1)
Stock options granted before 2008 have a ten-year term and stock options granted during and after 2008 have a seven-year term. Stock options vest at a rate of 25% per year on the anniversary of the grant date over the four-year period from the date of grant.

(2)
Restricted stock awards vest 100% on the third anniversary of the grant date, except that the restricted stock award granted to Mr. Collis on August 7, 2013 will vest on any date on or after the third anniversary of the grant date and the end of the option term (November 14, 2019) on which the average daily closing price per share of common stock calculated for the immediately preceding ninety (90) consecutive trading days is greater than $40.21 per share.

(3)
Based on the closing price of our common stock of $77.30 per share on September 30, 2014, the last trading day of our fiscal year.

(4)
Represents the number of performance shares at maximum level attainment. Performance shares vest, if at all, on the third anniversary of the grant date, subject to attainment of the applicable performance metrics at the end of the three-year performance period.

OPTION EXERCISES AND STOCK VESTED IN FISCAL YEAR 2014

The following table sets forth the number of shares acquired and the value realized upon exercise of stock options and vesting of restricted stock during fiscal year 2014 by each of the named executive officers.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (2)
Steven H. Collis	150,000	$6,811,500	92,250	$6,944,925

Tim G. Guttman	—	—	2,917	$ 198,356

John G. Chou	—	—	19,526	$1,443,488

James D. Frary	—	—	15,868	$1,172,350

David W. Neu	58,000	$1,828,984	19,480	$1,451,676

(1)
Value realized on exercise is based on the fair market value of our common stock on the date of exercise minus the exercise price and does not necessarily reflect proceeds actually received by the named executive officer.

(2)
Value realized on vesting is based on the fair market value of our common stock on the date of vesting before tax withholding and does not necessarily reflect proceeds actually received by the named executive officer.

PENSION BENEFITS

The following table provides information concerning supplemental retirement benefits for Mr. Neu. The other named executive officers do not participate in any pension or supplemental pension plan.

Name	Plan Name	Number of Years of Credited Service (#)	Present Value of Accumulated Benefit (1)	Payments During Last Fiscal Year ($)
David W. Neu	Supplemental Executive Retirement Plan	21.5	$1,472,582	—

(1)
The present value of the accumulated SERP benefit is calculated as of September 30, 2014 using minimum lump sum factors as required by the Internal Revenue Service. See Note 8 to the Consolidated Financial Statements contained in our Annual Report on Form 10-K for the fiscal year ended September 30, 2014 for assumptions used to estimate the benefit obligation.

Bergen Brunswig Supplemental Executive Retirement Plan.    We maintain a supplemental retirement plan for certain individuals who were designated officers and directors of one of our predecessor companies, Bergen Brunswig Corporation. Mr. Neu participates in this supplemental retirement plan. The plan was frozen as to new participants and compensation as of September 30, 2003. The plan is referred to as a "target" benefit plan because the plan seeks to provide a target level of retirement income for each participant based on a variety of factors. In general, benefits are determined based on a percentage of average compensation earned during the five years preceding the earlier of termination of employment or December 31, 2001, reduced by certain amounts, including, among others, the participant's social security payments and other retirement benefits payable to the participant. A $5,000 funeral benefit is payable to a participant's estate if the participant dies before the termination of employment. Under this plan, benefits become fully vested after five years of service or the attainment of age 62 while employed by us. Benefits are payable in a lump sum or in the form of a joint and survivor annuity, consisting of monthly payments to the participant for life. Upon the participant's death, a specified percentage of the monthly benefit will be paid to the participant's surviving beneficiary for the beneficiary's remaining life. Benefits payable under the plan are subject to any restrictions imposed under Section 409A of the Internal Revenue Code governing deferred compensation.

 NON-QUALIFIED DEFINED CONTRIBUTION AND
OTHER DEFERRED COMPENSATION IN FISCAL YEAR 2014

The following table sets forth information regarding participation by the named executive officers in AmerisourceBergen's deferred compensation plan and benefit restoration plan during fiscal year 2014 and at fiscal year end.

Name	Executive Contributions in Last Fiscal Year to Deferred Compensation Plan ($) (1)	AmerisourceBergen Contributions in Last Fiscal Year to AmerisourceBergen Corporation Benefit Restoration Plan ($) (1)	Earnings in Last Fiscal Year in Deferred Compensation Plan ($) (2)	Earnings in Last Fiscal Year in Benefit Restoration Plan ($) (2)	Aggregate Withdrawals / Distributions ($) (3)	Balance at Last Fiscal Year End in Deferred Compensation Plan ($)	Balance at Last Fiscal Year End in Benefit Restoration Plan ($)
Steven H. Collis	$43,481	$88,707	$209,423	$47,124	($227,362)	$1,719,889	$575,137

Tim G. Guttman	—	$27,777	—	$20,845	—	—	$197,528

John G. Chou	—	$24,519	—	$17,001	—	—	$227,823

James D. Frary	—	$18,203	$ 77,164	$ 9,676	—	$ 468,993	$106,573

David W. Neu	—	$34,408	—	$19,715	—	—	$266,255

(1)
The amounts shown as contributions to the deferred compensation plan and the benefit restoration plan are also reported as compensation to the named executive officer in the Summary Compensation Table.

(2)
Amounts shown represent the net change to the named executive officer's account in fiscal year 2014 for the aggregate gains and losses on the plan investments under the benefit restoration plan and the deferred compensation plan. The amounts shown are not considered above market or preferential earnings and are not reported as compensation in the Summary Compensation Table.

(3)
Amounts shown represent a withdrawal from the named executive officer's deferred compensation plan account.

Deferred Compensation Plan.    Eligible executive officers may elect to defer up to 50% of their annual cash compensation and have the deferred amount credited in an account under the deferred compensation plan. Deferral elections are made in December for compensation to be earned in the next year. Election forms must be filed for each year an executive officer wishes to defer compensation and each form shall specify the method of payment of benefits and the time such payment is to commence. Participants select the investment options under the plan and may change their election at any time by contacting the plan administrator. Aggregate earnings and losses on plan investments are credited to participants' accounts on a quarterly basis. The deferred benefits will be distributed by us in accordance with the terms of the plan and payment will be made at the times elected by the executive officer in accordance with the election form. An executive officer must specify whether he or she wishes to receive payment starting in the year of retirement or in the year after retirement and may elect to receive the deferred benefits (i) over annual periods ranging from three to fifteen years and payable in quarterly installments or (ii) in a single distribution. We pay all costs and expenses incurred in the administration of the plan.

AmerisourceBergen Corporation Benefit Restoration Plan.    Selected key management, including all of the named executive officers, participate in the benefit restoration plan. The benefit restoration plan credits the account of each eligible participant with an annual amount equal to four percent (4%) of the participant's base salary and bonus incentive to the extent that his or her compensation exceeds the annual compensation limit established for our 401(k) plan by the Internal Revenue Code. The compensation limit was $260,000 for 2014. Annual accruals under the executive plan commenced effective as of January 1, 2006. In addition to annual accruals, certain eligible participants were credited with an initial amount based on his or her service after the merger in 2001 to form AmerisourceBergen. Fidelity Investments administers the benefit restoration plan. Participants will be permitted to allocate the amounts in their accounts among investment options specified by the benefit restoration plan administrator from time to time. Such allocation will be only for the purposes of determining gains and losses based on the performance of the underlying investments. Fidelity will credit participant accounts with plan benefits following the close of each calendar year. Account balances under the benefit restoration plan do not vest in full until an employee reaches age 62 (or age 55 with more than 15 years of service), except that vesting is accelerated for disability, death and a change in control (as long as the participant is employed by the company on the date of the change in control). If a participant is terminated for cause, he or she forfeits all vested and unvested account balances under the benefit restoration plan.

Employment Agreements

We have employment agreements with each of our named executive officers. The employment agreements are substantially similar in form and substance. Each employment agreement provides the following:

  ▪
  Continuation of base salary in effect for the named executive officer, subject to increase in accordance with our prevailing practice from time to time.

  ▪
  Incentive compensation, bonus and benefits in accordance with our prevailing practice from time to time.

  ▪
  Rights on our part to terminate the executive for cause or without cause.

  ▪
  Rights on the executive's part to terminate for good reason (upon at least 60 days' prior written notice and opportunity for the company to cure) or without good reason (upon at least 30 days' prior written notice).

  ▪
  During, and for a period of two years following termination of employment, each of the named executive officers has agreed not to (i) compete, directly or indirectly, with any business in which we or our subsidiaries engage or are considering for development or investment or (ii) solicit any of our employees for employment. The non-compete obligation of our named executive officers also includes the obligation to abide by non-compete obligations to which we are subject as a result of a divestiture or other contractual restrictions.

Potential Payments upon Termination of Employment or Change in Control

Termination of Employment without Cause or Resignation with Good Reason.    Our named executive officers' employment agreements provide for severance payments in the event that we terminate their employment without cause or they leave the company for good reason. The table below identifies what would constitute cause or good reason to terminate employment under the agreements:

Cause for termination means:	Good reason for termination means:
Continued failure to substantially perform job duties	Reduction in base salary

Willful misconduct	Diminution of authority, duties or responsibilities

Conviction of a felony or a misdemeanor involving moral turpitude that materially harms the company	Failure to provide agreed position or pay

In order to receive severance payments, the named executive officer must sign a release of any and all claims relating to his employment with us. These benefits include:

  ▪
  payment of base salary for a period of two years following the loss of employment;

  ▪
  payment of a pro rata bonus or, in the case of certain executives, a two-year bonus continuation payment based on the average annual bonuses paid in the preceding three years;

  ▪
  reimbursement of costs incurred by the executive to continue health coverage after the termination of employment;

  ▪
  executive outplacement assistance; and

  ▪
  accrued but unpaid cash compensation, such as unpaid base salary, vacation pay and business expenses (paid in a lump sum within 30 days of termination of employment).

To the extent compliance with Section 409A of the Internal Revenue Code is necessary to avoid the application of an excise tax to any of the foregoing payments and benefits, the employment agreements provide for deferral (without interest) of any affected amounts due in the six months following the termination of employment.

Termination of Employment with Cause or Resignation without Good Reason.    If we fire an executive for cause or he resigns without good reason, we will not pay the executive any cash severance. We will, however, pay him accrued but unpaid cash compensation through the date of termination. These amounts will include base salary through the date of termination, declared but unpaid bonus, accrued vacation pay and outstanding employee business expenses.

Disability or Death.    If a named executive officer becomes disabled or dies, we will pay the executive, or his or her estate, the executive's pro rata target bonus and an amount equal to his or her accrued but unpaid cash compensation (including base salary, vacation pay and outstanding business expenses). We will pay this amount in a lump sum in cash within 30 days from the date of disability or death, except for the portion attributable to the cash bonus. That amount will be paid when the annual bonuses are paid to all employees generally.

Retirement and Deferred Compensation Benefits.    Following retirement or termination of employment, our named executive officers will receive payment of retirement benefits and deferred compensation benefits under various plans in which they participate. The value of those benefits as of September 30, 2014 is set forth in the tables entitled "Pension Benefits" and "Nonqualified Defined Contribution and Other Deferred Compensation." There are no special or enhanced benefits under those plans for our named executive officers except that any account balances under the benefit restoration plan would vest upon an executive's disability or death or as a result of a change in control of the company as long as the executive is employed by us on the date of the change in control.

Change in Control.    We do not provide cash severance or enhanced benefits under the employment agreements with our named executive officers solely in connection with a change in control of the company. Certain of our benefit plans provide for accelerated vesting in connection with a change in control as follows:

  ▪
  account balances under the benefit restoration plan would immediately vest upon a change in control as long as the executive is still employed by us;

  ▪
  unvested stock options will vest and restrictions on stock awards will lapse if the executive is involuntarily terminated by us, whether or not for cause, within two years after a change in control; and

  ▪
  unvested performance shares will vest in the case of an executive's involuntarily termination of employment, whether or not for cause, within two years of a change in control and the payout of the award, if any, will be based on a shortened performance period (extending from the beginning of the performance period through the end of the fiscal quarter preceding the change in control).

In addition, there are some circumstances where an award of benefits in connection with a change in control of the company is discretionary. Our internal benefits committee has discretion under our AIP to pay bonuses to eligible employees during any year in which a change in control occurs. If this discretion is exercised, bonus payments would be based on performance for the portion of the fiscal year until the change in control event and paid within 75 days of the change in control. In the event of a change in control, the Board may, in its discretion, cancel outstanding options that are not exercised within 30 days of the change in control, cash out the value of outstanding options or restricted stock or make any other adjustments it deems appropriate under the Equity Incentive Plan. The Board may also cancel any award made under the Equity Incentive Plan in exchange for payment of an equal value in cash or stock.

No payments made to a named executive officer as a result of termination may constitute excess parachute payments within the meaning of Section 280G of the Internal Revenue Code. The employment agreements require us to reduce, if necessary, the amount of severance due to the named executive officers in connection with a termination of employment to ensure that such payments do not constitute excess parachute payments.

POTENTIAL PAYMENTS UPON TERMINATION OF EMPLOYMENT OR CHANGE IN CONTROL

The table below quantifies the potential payments that would be owed to each named executive officer under various scenarios involving the termination of employment or change in control of the company as of September 30, 2014. The amounts presented are in addition to accumulated pension benefits and the balances under our deferred compensation plan (set forth on pages 42 and 43):

Name	Benefit	Death and Termination with Disability	Termination by Executive without Good Reason	Termination by Company without Cause or by Executive for Good Reason	Termination by Company for Cause	Change in Control	Involuntary Termination with or without Cause within Two Years of Change in Control (1)
Steven H. Collis	Accrued Unpaid Salary	$ 22,885	$ 22,885	$ 22,885	$22,885	—	—
	2014 Bonus	$ 1,606,500	—	$1,606,500	—	—	—
	Salary Continuation	—	—	$2,380,000	—	—	—
	Bonus Continuation	—	—	$2,498,177	—	—	—
	COBRA Premiums	—	—	$ 44,393	—	—	—
	Outplacement	—	—	$ 10,000	—	—	—
	Accelerated Vesting of Equity(2)	$37,824,131	—	—	—	—	$45,192,162
	Incremental Pension Benefits(3)	—	—	—	—	—	—
	Benefit Restoration Plan(4)	$ 575,137	—	—	—	$575,137	—

	Total	$40,028,653	$ 22,885	$6,561,955	$22,885	$575,137	$45,192,162

Tim G. Guttman	Accrued Unpaid Salary	$ 12,500	$ 12,500	$ 12,500	$12,500	—	—
	2014 Bonus	$ 650,000	—	$ 650,000	—	—	—
	Salary Continuation	—	—	$1,300,000	—	—	—
	Bonus Continuation	—	—	—	—	—	—
	COBRA Premiums	—	—	$ 44,393	—	—	—
	Outplacement	—	—	$ 10,000	—	—	—
	Accelerated Vesting of Equity(2)	$ 7,752,644	—	—	—	—	$ 9,499,520
	Incremental Pension Benefits(3)	—	—	—	—	—	—
	Benefit Restoration Plan(4)	$ 197,528	—	—	—	$197,528	—

	Total	$ 8,612,672	$ 12,500	$2,016,893	$12,500	$197,528	$ 9,499,520

John G. Chou	Accrued Unpaid Salary	$ 11,538	$ 11,538	$ 11,538	$11,538	—	—
	2014 Bonus	$ 600,000	—	$ 600,000	—	—	—
	Salary Continuation	—	—	$1,200,000	—	—	—
	Bonus Continuation	—	—	$ 865,830	—	—	—
	COBRA Premiums	—	—	$ 41,032	—	—	—
	Outplacement	—	—	$ 10,000	—	—	—
	Accelerated Vesting of Equity(2)	$ 6,318,149	—	—	—	—	$ 7,495,467
	Incremental Pension Benefits(3)	—	—	—	—	—	—
	Benefit Restoration Plan(4)	$ 227,823	—	—	—	$227,823	—

	Total	$ 7,157,510	$ 11,538	$2,728,400	$11,538	$227,823	$ 7,495,467

James D. Frary	Accrued Unpaid Salary	$ 10,192	$ 10,192	$ 10,192	$10,192	—	—
	2014 Bonus	$ 530,000	—	$ 530,000	—	—	—
	Salary Continuation	—	—	$1,060,000	—	—	—
	Bonus Continuation	—	—	—	—	—	—
	COBRA Premiums	—	—	$ 43,744	—	—	—
	Outplacement	—	—	$ 10,000	—	—	—
	Accelerated Vesting of Equity(2)	$ 6,150,557	—	—	—	—	$ 7,479,691
	Incremental Pension Benefits(3)	—	—	—	—	—	—
	Benefit Restoration Plan(4)	$ 106,573	—	—	—	$106,573	—

	Total	$ 6,797,322	$ 10,192	$1,653,936	$10,192	$106,573	$ 7,479,691

David W. Neu	Accrued Unpaid Salary	$ 12,115	$ 12,115	$ 12,115	$12,115	—	—
	2014 Bonus	$ 630,000	—	$ 630,000	—	—	—
	Salary Continuation(5)	$ 1,260,000	—	$1,260,000	—	—	—
	Bonus Continuation(5)	$ 630,000	—	$ 930,122	—	—	—
	COBRA Premiums	—	—	$ 44,393	—	—	—
	Outplacement	—	—	$ 10,000	—	—	—
	Accelerated Vesting of Equity(2)	$ 8,381,004	—	—	—	—	$10,165,916
	Incremental Pension Benefits(3)	$ 267,278	$267,278	$ 267,278	—	—	—
	Benefit Restoration Plan(4)	$ 266,255	—	—	—	$266,255	—

	Total	$11,446,652	$279,393	$3,153,908	$12,115	$266,255	$10,165,916

(1)
The benefits shown are in addition to any amounts that the executive would receive (i) as a result of the accelerated vesting of account balances under the benefit restoration plan upon a change in control, as shown in the column "Change in Control," or (ii) if the termination of his or her employment was without cause, as shown in the column "Termination by Company without Cause or by Executive for Good

  Reason." Applying the Section 280G analysis to benefits otherwise payable to Messrs. Collis, Guttman, Chou, Frary, and Neu in the event of a change in control and an involuntary termination of employment as of September 30, 2014 would result in a reduction in benefits in the amount of $28,110,092, $6,411,134, $5,800,264, $3,374,363 and $8,663,089, respectively.

(2)
The value of the accelerated vesting of unvested restricted stock is calculated by multiplying the number of shares of unvested restricted stock held by the named executive officer as of September 30, 2014 by $77.30, the closing price of our common stock on that date. The value of the accelerated vesting of unvested options is calculated by multiplying the number of unvested options held by the named executive officer on September 30, 2014 by the difference between the exercise price of the options and $77.30, the closing price of a share of our common stock on that date. Unvested restricted stock vests in the case of disability, death or an involuntary termination of employment within two years of a change in control of the company. Unvested stock options vest upon an involuntary termination of employment within two years of a change in control of the company. The value of the accelerated vesting of unvested performance shares is calculated based upon the performance to date multiplied by $77.30, the closing price of our common stock on that date.

(3)
The amounts shown as incremental pension and supplemental retirement benefits payable in the event that the named executive officer's employment had been terminated as of September 30, 2013 represent the increase, if any, in the actual benefit, payable as a lump sum, over the present value of the accumulated benefit shown in the Pension Benefits table. The lump sum amounts were calculated using the RP 2000 Mortality table, with life expectancy projected in accordance with IRS rules and the applicable minimum present value segment interest rates. Benefits under the supplemental retirement plans may be forfeited if a participant is terminated for cause or engages in conduct that is detrimental to AmerisourceBergen, such as joining a competitor.

(4)
The amounts shown represent the value of unvested account balances under the benefit restoration plan for events that would result in the accelerated vesting and payment of those benefits. Account balances under the benefit restoration plan do not vest in full until an employee reaches age 62 (or age 55 with more than 15 years of service), except that vesting is accelerated upon disability, death and change in control of the company (so long as the participant is employed by the company on the date of the change in control). Unvested account balances are forfeited if the participant is terminated for any reason other than death or disability. If a participant is terminated for cause, he or she forfeits all vested and unvested account balances under the benefit restoration plan. Distribution of account balances upon termination of employment, death, disability or change in control are made in a lump sum.

(5)
In the case of death, the present value of amounts owed as salary continuation will be paid within a specified time after death. In addition, there is no bonus continuation in the event of death.

Equity Awards.    Our restricted stock, restricted stock unit, performance share and stock option awards include provisions that result in the vesting or forfeiture of awards, depending on the reason for termination of employment. These provisions are as follows:

Reason for Termination	Unvested Awards	Impact on Expiration Date of Vested Options
Termination for Cause	Forfeit	Immediately upon termination

Voluntary Termination by Executive	Forfeit	3 months from date of termination

Termination without Cause	Forfeit Restricted Stock and
Restricted Stock Units
Forfeit Options
	Performance Shares forfeited if termination is prior to 18 months from the beginning of the performance period; otherwise, payout at end of performance period is reduced pro-rata for period of employment	1 year from date of termination

Involuntary Termination by AmerisourceBergen within 2 Years of Change in Control	Restrictions lapse on Restricted Stock and Restricted Stock Units Options vest Performance Shares vest with performance period measured only through end of quarter preceding change in control event	1 year from date of termination

Death	Restrictions lapse on Restricted Stock
and Restricted Stock Units
Forfeit Options
	Performance Shares forfeited if death is prior to 18 months from the beginning of the performance period; otherwise, performance shares vest and payout is reduced for period of employment and performance period is measured only through end of quarter preceding death	1 year from date of termination

Disability	Restrictions lapse on Restricted Stock
and Restricted Stock Units
Forfeit Options
	Performance Shares forfeited if disability occurs prior to 18 months from the beginning of the performance period; otherwise, Performance Shares vest and payout is reduced for period of employment and performance period is measured only through end of quarter preceding disability	1 year from date of termination

Retirement (for awards granted prior to August 10, 2004)	Forfeit	3 months from date of termination

Voluntary Retirement (for awards granted on or after August 10, 2004 but prior to February 19, 2009)	Forfeit	3 years from date of termination

Voluntary Retirement (for awards granted on or after February 19, 2009)	Restricted Stock, Restricted Stock Units, Performance Shares and Options continue to vest to the extent and according to the schedule set forth in the applicable award agreement	Expires at the end of the stated term in the applicable award agreement

CERTAIN TRANSACTIONS

What is our policy with respect to transactions with related persons?

We have a written Related Persons Transactions Policy. The Audit and Corporate Responsibility Committee must approve or ratify any transaction, arrangement or relationship exceeding $120,000 in which the company and any related person has a direct or indirect material interest. This policy includes any series of transactions that exceeds $120,000 in the aggregate in any calendar year. Related persons include:

  ▪
  directors and nominees;

  ▪
  executive officers;

  ▪
  persons controlling more than 5% of our common stock;

  ▪
  the immediate family members of each of these individuals; and

  ▪
  a firm, corporation or other entity in which any of these individuals is employed or is a partner or principal or in which any of these individuals has more than 5% ownership interest.

Related persons must notify the General Counsel in advance of any proposed transaction with us. They must explain the principal features of the proposed transaction, including its potential value and benefit to us. The General Counsel will refer all proposed related person transactions exceeding $120,000 to the Audit and Corporate Responsibility Committee for review.

The Audit and Corporate Responsibility Committee will consider the proposed transaction at its next regularly scheduled meeting. In reviewing the proposed transaction, the committee will take into account those factors it considers appropriate, including the business reasons for the transaction and whether the terms of the transaction are fair to the company and no less favorable than would be provided by an unaffiliated third party. The committee will also consider, if applicable, whether the proposed transaction would impair the independence of a director or present an improper conflict of interest for directors, nominees or executive officers. Directors with an interest in any proposed transaction will not vote on the proposed transaction. The committee will review annually any ongoing related person transactions.

Do we have any transactions with related persons?

On April 15, 2014, WAB Holdings LLC ("WAB Holdings") filed a Schedule 13D with the SEC disclosing that as of April 9, 2014 it was a greater than 5% shareholder of AmerisourceBergen. As a result, Walgreens and Alliance Boots, through WAB Holdings, an entity jointly owned by Walgreens and Alliance Boots for the purpose of acquiring and holding shares of our common stock, are persons controlling more than 5% of our common stock and transactions between us and them are subject to our Related Persons Transactions Policy.

As previously disclosed, on March 18, 2013 we entered into a strategic and commercial relationship with Walgreens and Alliance Boots. This relationship includes various agreements and arrangements, including a ten-year pharmaceutical distribution agreement between Walgreens and us pursuant to which Walgreens will source branded and generic pharmaceutical products from us and a generics agreement, which provides us with the ability to access generics and related pharmaceutical products through Walgreens Boots Alliance Development GmbH, a global sourcing joint venture. Beginning September 1, 2013, we became the supplier of Walgreens' branded prescription drugs. In fiscal year 2014, we began to distribute to Walgreens generic pharmaceutical products. As of September 30, 2014, we are Walgreens' primary distributor of branded and generic pharmaceuticals. In fiscal year 2014, Walgreens accounted for 28% of our revenues. Gross profit in fiscal year 2014 also benefited from income resulting from our participation in the Walgreens Boots Alliance global sourcing joint venture.

In connection with the strategic long-term relationship, we also entered into a framework agreement (the "Framework Agreement"), with Walgreens and Alliance Boots pursuant to which Walgreens Boots Alliance (the successor in interest to Walgreens) and certain of its subsidiaries were granted the right to purchase a minority equity position in AmerisourceBergen, and a shareholders agreement (the "Shareholders Agreement"), which, among other things, sets forth certain governance arrangements between the parties, along with the right of

Walgreens Boots Alliance to designate up to two members of our Board upon achieving specified ownership levels.

Pursuant to the Framework Agreement, Walgreens Boots Alliance and certain of its subsidiaries were granted the right to purchase a minority equity position in our company, through (i) open market transactions and (ii) Warrants (as defined below) issued to certain of their subsidiaries. Walgreens Boots Alliance and certain of its subsidiaries have the right to purchase on the open market up to 19,859,795 shares of our common stock, par value $0.01 (the "Initial Open Market Shares"), which constituted approximately 7% of our common stock on a fully diluted basis as of the date of issuance, assuming the exercise in full of the Warrants. Further, Walgreens Pharmacy Strategies, LLC, a wholly owned subsidiary of Walgreens, was issued (a) a warrant to purchase up to 11,348,456 shares of our common stock at an exercise price of $51.50 per share exercisable during a six-month period beginning in March 2016, and (b) a warrant to purchase up to 11,348,456 shares of our common stock at an exercise price of $52.50 per share exercisable during a six-month period beginning in March 2017 (together, the "Walgreens Warrants"). Alliance Boots Luxembourg S.à.r.l., a wholly owned subsidiary of Alliance Boots, was issued (a) a warrant to purchase up to 11,348,456 shares of our common stock at an exercise price of $51.50 per share exercisable during a six-month period beginning in March 2016 and (b) a warrant to purchase up to 11,348,456 shares of our common stock at an exercise price of $52.50 per share exercisable during a six-month period beginning in March 2017 (together, the "Alliance Boots Warrants" and with the Walgreens Warrants, the "Warrants"). The Warrants collectively represented approximately 16% of our common stock on a fully diluted basis as of the date of issuance, assuming exercise in full of the Warrants. The number of shares which may be purchased in the open market is subject to increase by up to an aggregate total of 14,185,570 additional shares of our common stock (the "Additional Open Market Shares") in certain circumstances if the market price of our common stock is less than the exercise price of the first tranche of Warrants when those Warrants are exercisable in 2016. Walgreens Boots Alliance, certain of its subsidiaries, and the warrantholders are subject to various performance commitments that they must satisfy during the vesting periods of the Warrants, and if not fulfilled, we have the right to cancel the Warrants.

If Walgreens Boots Alliance and certain of its subsidiaries exercise their rights to purchase our common stock pursuant to the Warrants that we issued to them, the future issuances of shares of our common stock upon exercise of the Warrants will dilute the ownership interests of our then-existing stockholders and could adversely affect the market price of our common stock. We have taken steps to mitigate the potentially dilutive effect that exercise of the Warrants could have by hedging a portion of our future obligation to deliver common stock with a financial institution and repurchasing additional shares of our common stock for our own account over time through a program that was approved by the Board in May 2014.

With the assistance of a third-party valuation firm, we valued the Warrants as of March 18, 2013 (date of issuance) and as of September 30, 2014. As of September 30, 2014, the Warrants with an exercise price of $51.50 were valued at $25.20 per share and the Warrants with an exercise price of $52.50 were valued at $25.02 per share. In total, the Warrants were valued at $1,139.8 million as of September 30, 2014. The fair value of the Warrants was initially measured at the date of issuance and is expensed over the three and four year vesting periods as an operating expense. The fair value of the Warrants will be re-measured at the end of each reporting period, and an adjustment will be recorded, if necessary, in the statement of operations to record the impact as if the newly measured fair value of the awards had been used in recognizing expense starting when the awards were originally issued and through the re-measurement date. The valuation of the Warrants considers our common stock price and various assumptions, such as the volatility of our common stock, the expected remaining life of the Warrants, the expected dividend yield, and the risk-free interest rate. As a result, future Warrant expense could fluctuate significantly.

In addition to the governance arrangements, the Shareholders Agreement contains various provisions relating to the acquisition of additional equity interests in us, prohibitions on taking certain actions relating to us, stock purchase rights, transfer restrictions, board representation, voting arrangements, registration rights and other matters. As mentioned above, Walgreens Boots Alliance has the right to designate up to two members of our Board upon achieving specified ownership levels. Walgreens Boots Alliance has the right to designate one director when Walgreens Boots Alliance, together with its wholly-owned subsidiaries and WAB Holdings (collectively, the "Investors"), collectively own 5% or more of our common stock. The Investors met this 5% threshold as of April 9, 2014. On May 1, 2014, Walgreens notified us that it was designating Mr. Wasson to serve on our Board. Accordingly, on May 15, 2014, our Board elected Mr. Wasson to the Board and in November 2014 he became a member of the Finance Committee. On January 9, 2015, Mr. Wasson resigned from our Board following his retirement from his position as President and Chief Executive Officer of Walgreens. Walgreens Boots Alliance then designated Ornella Barra to serve on our Board. On January 16, 2015, she was elected to the Board and is a current nominee for director.

Walgreens Boots Alliance will be entitled to designate a second director to our Board upon the later of (i) the exercise in full of Walgreens Warrants and (ii) the acquisition in full by the Investors of the Initial Open Market Shares. If the Investors divest our equity securities such that they collectively own less than 14%, but at least 5% of the common stock, Walgreens Boots Alliance will no longer be entitled to designate two directors to the Board and will only be entitled to designate one director to the Board. If the Investors divest our equity securities such that they collectively own less than 5% of the common stock, Walgreens Boots Alliance will no longer be entitled to designate any directors to the Board and the Shareholders Agreement will, subject to certain exceptions, terminate.

For so long as Walgreens Boots Alliance has the right to designate a director to the Board, subject to certain exceptions, including matters related to acquisition proposals, the Investors will be obligated to vote all of their shares of our common stock in accordance with the recommendation of the Board on all matters submitted to a vote of the Company's stockholders (including the election of directors).

The Shareholders Agreement contains, among other things, certain restrictions on the Investors' ability to transfer the Warrants and their shares of our common stock. The Shareholders Agreement also contains certain standstill provisions that, among other things and subject to certain exceptions, prohibit the Investors and their respective affiliates from acquiring additional shares of our common stock. The standstill provisions prohibit the Investors from entering into voting agreements or granting a proxy to any other person; participating or engaging in a proxy solicitation with respect to AmerisourceBergen; seeking to control or influence the management or policies of AmerisourceBergen; or entering into or proposing a merger, business combination or other similar extraordinary transaction involving AmerisourceBergen. However, the foregoing restrictions do not prohibit the Investors from, subject to certain requirements, making private proposals to AmerisourceBergen subject to the approval of our Board, or competing with third-party acquisition proposals.

What is our policy with regard to loans to directors or officers?

Our corporate governance principles prohibit us from making any loans or extensions of credit to directors or executive officers. We do not have any programs under which we extend loans to either directors or officers.

Transactions with Management

The stepfather of Mr. Collis's wife is employed as an infrastructure planner for AmerisourceBergen. He received approximately $127,000 in compensation in fiscal year 2014. Mr. Neu's wife is employed as a vice president of AmerisourceBergen. She received approximately $332,000 in compensation in fiscal year 2014. Compensation amounts for these individuals include salary, bonus and equity compensation, if applicable. The compensation for these individuals was established in accordance with our standard employment and compensation practices applicable to employees with equivalent qualifications and responsibilities and holding similar positions.

ADVISORY VOTE TO APPROVE THE COMPENSATION
OF OUR NAMED EXECUTIVE OFFICERS
(Item 3 on the Proxy Card)

In accordance with the requirements of Section 14A of the Exchange Act, we are including this proposal, commonly known as a "say-on-pay" proposal, which gives our stockholders the opportunity to endorse our executive officer pay program and policies through the following resolution:

  "RESOLVED, that the stockholders approve, on an advisory basis, the compensation paid to AmerisourceBergen's named executive officers, as disclosed in AmerisourceBergen's Proxy Statement for the 2015 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation

  Discussion and Analysis, the executive compensation tables and the related narrative discussion."

In deciding how to vote on this proposal, we encourage you to read the Compensation Discussion and Analysis section beginning on page 25 for a detailed description of our executive compensation philosophy and programs, the compensation decisions of the Compensation and Succession Planning Committee under those programs and the factors considered in making those decisions.

AmerisourceBergen's executive compensation program is strongly focused on pay for performance principles. We emphasize compensation opportunities that reward our executives when they deliver targeted financial results. The compensation of our named executive officers varies depending upon the achievement of pre-established performance goals, both individual and corporate. Through stock ownership requirements and equity incentives, we also align the interests of our executives with those of our stockholders and the long-term interests of AmerisourceBergen. Our executive compensation policies have enabled AmerisourceBergen to attract and retain talented and experienced senior executives and have benefited AmerisourceBergen over time. We believe that the fiscal year 2014 compensation of our named executive officers is reasonable and competitive, aligns with AmerisourceBergen's fiscal year 2014 results and positions us for future growth.

We are asking our stockholders to indicate their support for the compensation of our named executive officers as described in this Proxy Statement. Because your vote is advisory, it will not be binding upon the Board; however the Board values stockholders' opinions, and the Compensation and Succession Planning Committee will take into account the outcome of the vote when considering future executive compensation decisions.

The Board unanimously recommends that you vote For the advisory resolution approving the compensation of AmerisourceBergen's named executive officers as described in this Proxy Statement.

BENEFICIAL OWNERSHIP OF COMMON STOCK

This table shows how much of our outstanding common stock is beneficially owned by each of the named executive officers, each of the directors and all directors and executive officers as a group as of December 12, 2014. The table also shows how much of our outstanding common stock is beneficially owned by owners of more than 5% of our outstanding common stock.

According to the rules adopted by the SEC, a person "beneficially owns" securities if the person has or shares the power to vote them or to direct their investment or has the right to acquire beneficial ownership of such securities within 60 days through the exercise of an option, warrant, right of conversion of a security or otherwise. Except as otherwise noted, the beneficial owners listed have sole voting and investment power with respect to the shares shown. An asterisk in the Percent of Class column indicates beneficial ownership of less than 1%, based on 220,126,093 shares of common stock outstanding as of the close of regular trading on the NYSE on December 12, 2014.

Name and Address of Beneficial Owner(1)	Title of Beneficial Owner	Aggregate Number of Shares Beneficially Owned(2)	Percent of Class
Steven H. Collis(3)	President and Chief Executive Officer and Director	1,123,030	*

Tim G. Guttman(3)	Executive Vice President and Chief Financial Officer	165,565	*

John G. Chou(3)	Executive Vice President and General Counsel	305,727	*

James D. Frary(3)	Executive Vice President and President, AmerisourceBergen Specialty Group	229,261	*

David W. Neu(3)(4)	Executive Vice President and President, AmerisourceBergen Drug Corporation	147,742	*

Ornella Barra(5)	Director	11,461,043	5.2%

Douglas R. Conant(6)	Director	—	*

Richard W. Gochnauer(6)	Director	67,590	*

Richard C. Gozon(6)	Director	139,097	*

Lon R. Greenberg(6)	Director	2,500	*

Edward E. Hagenlocker(6)	Director	24,341	*

Jane E. Henney, M.D.(6)	Director	7,769	*

Kathleen W. Hyle(6)	Director	34,340	*

Michael J. Long(6)	Director	44,152	*

Henry W. McGee(6)	Director	48,211	*

All directors and executive officers as a group (20 people)(7)		14,273,395	6.5%

Vanguard Group Inc. P.O. Box 2600 V26 Valley Forge, PA 19482-2600		15,390,455	7.0%

Morgan Stanley 1585 Broadway New York, NY 10036		11,533,670	5.2%

WAB Holdings LLC(8)		11,461,043	5.2%

*
Less than 1.0%

(1)
The address for each named executive officer and director is: AmerisourceBergen Corporation, 1300 Morris Drive, Chesterbrook, PA 19087.

(2)
Based on information furnished to us by the respective stockholders or obtained by us from sources we believe are reliable. We believe that, unless otherwise indicated, the beneficial owners have sole voting and investment power over the shares shown opposite their names.

(3)
Common stock and the percent of class listed as being beneficially owned by our named executive officers include outstanding options to purchase common stock, which are exercisable within 60 days of December 12, 2014, as follows: Mr. Collis—885,224 shares; Mr. Guttman—137,896 shares; Mr. Chou—273,885 shares; Mr. Frary—195,515 shares; and Mr. Neu—77,795 shares.

(4)
Includes outstanding options to purchase 18,361 shares of our common stock, which are exercisable within 60 days of December 12, 2014 and 5,564 additional shares of our common stock all of which are held by Mr. Neu's wife.

(5)
Ms. Barra was elected to the Board on January 16, 2015. The aggregate number of shares beneficially owned by Ms. Barra consists of the 11,461,043 shares that are held by WAB Holdings LLC. By virtue of her position as Executive Vice President of Walgreens Boots Alliance, Inc. and President and Chief Executive of Global Wholesale and International Retail, Ms. Barra may be deemed to have the shared power to vote or direct the vote of (and the shared power to dispose or direct the disposition of) the 11,461,043 shares held by WAB Holdings LLC.

(6)
Common stock and the percent of class listed as being beneficially owned by our non-employee directors include outstanding options to purchase common stock, which are exercisable within 60 days of December 12, 2014, as follows: Ms. Barra—0 shares; Mr. Conant—0 shares; Mr. Gochnauer—52,541 shares; Mr. Gozon—96,013 shares; Mr. Greenberg—0 shares; Mr. Hagenlocker—24,341 shares; Dr. Henney—3,528 shares; Ms. Hyle—19,932 shares; Mr. Long—15,170 shares and Mr. McGee—38,177 shares.

(7)
Includes all directors and executive officers, including the named executive officers. The aggregate number of shares beneficially owned by all directors and executive officers as a group includes the 11,461,043 shares that are held by WAB Holdings LLC. See footnote (5) above.

(8)
The addresses for WAB Holdings LLC are: c/o Walgreen Co., 108 Wilmot Road, Deerfield, Illinois 60015 and c/o Alliance Boots Luxembourg S.À.R.L., 59, rue de Rollingergrund, Luxembourg L-2440, Grand Duchy of Luxembourg.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth information as of September 30, 2014 regarding our existing compensation plans pursuant to which equity securities are authorized for issuance to employees and non-employee directors.

Plan Category	(a) Number of securities to be issued upon exercise of outstanding options, warrants, and rights		(b) Weighted-average exercise price of outstanding options, warrants and rights	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	13,251,880	(1)	$40	27,892,792(2)

Equity compensation plans not approved by security holders	—		N/A	—

Total	13,251,880		$40	27,892,792

(1)
Includes shares of our common stock to be issued upon exercise of outstanding options and vesting of restricted stock units and performance share awards under our Equity Incentive Plan and our Omnibus Incentive Plan.

(2)
Includes shares available for future issuances of equity awards (including options, restricted stock, restricted stock units and performance share awards) under the Omnibus Incentive Plan. As of March 6, 2014, we ceased to use the Equity Incentive Plan for issuances of equity awards.

STOCKHOLDER PROPOSAL
TO PERMIT STOCKHOLDER ACTION BY WRITTEN CONSENT
(Item 4 on the Proxy Card)

Kenneth Steiner, 14 Stoner Ave, 2M, Great Neck, NY 11021 has notified us that his designee intends to introduce the following resolution at the Annual Meeting. As of January 5, 2015, Mr. Steiner held no less than 500 shares of our common stock. In accordance with the proxy regulations, the following is the complete text of the proposal, which is reproduced as submitted to us.

[ABC: Rule 14a-8 Proposal, September 25, 2014]
 Proposal 4—Right to Act by Written Consent

Resolved, Shareholders request that our board of directors undertake such steps as may be necessary to permit written consent by shareholders entitled to cast the minimum number of votes that would be necessary to authorize the action at a meeting at which all shareholders entitled to vote thereon were present and voting. This written consent is to be consistent with applicable law and consistent with giving shareholders the fullest power to act by written consent consistent with applicable law. This includes shareholder ability to initiate any topic for written consent consistent with applicable law.

The shareholders of Wet Seal (WTSLA) successfully used written consent to replace certain underperforming directors in October 2012. This proposal topic also won majority shareholder support at 13 major companies in a single year. This included 67%-support at both Allstate and Sprint. Hundreds of major companies enable shareholder action by written consent.

Unfortunately the AmerisourceBergen Certificate of Incorporation unequivocally states: "the ability of the stockholders to consent in writing to the taking of any action is specifically denied." This proposal is particularly important because 10% of the AmerisourceBergen shareholders do not have the right to call a special meeting. Under Delaware law a company can enable 10% of shareholders to call a special meeting. Plus there are numerous restrictions attached to our current special meeting rules.

A shareholder right to call a special meeting and a shareholder right to act by written consent are 2 complimentary ways to bring an important matter to the attention of management and shareholders outside the annual meeting cycle. This is important because there could be 15-months between annual meetings. A shareholder right to act by written consent is one method to equalize our limited and cumbersome provisions for shareholders to call a special meeting.

Please vote to protect shareholder value:

Right to Act by Written Consent—Proposal 4

AMERISOURCEBERGEN CORPORATION'S STATEMENT IN
OPPOSITION TO THE STOCKHOLDER PROPOSAL

The Board has considered this proposal and believes it is not in the best interests of the Company or our stockholders.

Our existing governance structure and practices provide for a high level of Board accountability and active engagement with our stockholders. Each of our directors is elected annually by majority vote. The Board has regularly demonstrated its responsiveness to stockholders' concerns. For example, in 2014, in order to allow stockholders to act between annual meetings, our investors overwhelmingly approved charter amendments giving stockholders that hold 25% of our outstanding stock the right to call a special meeting. We believe that the right to call special meetings, together with our overall responsiveness to stockholders and commitment to maintaining ongoing dialogue with them, gives stockholders the platform required to raise important matters between annual meetings. It also ensures a fair and orderly forum that permits all stockholders the ability to participate in the deliberations and allows for engagement by the Board and management.

Currently, any matter that either we or our stockholders wish to present for a vote must be presented at an annual or special meeting of stockholders. This allows all stockholders to consider, discuss and vote on pending stockholder actions. Important matters should be the subject of stockholder meetings, which provide the opportunity for discussion and interaction among our stockholders so that all points of view may be considered prior to a vote. Because stockholder action by written consent does not require advance notice or communication to all stockholders, it would deprive many stockholders of the opportunity to assess, discuss, deliberate and vote on pending stockholder actions and to consider arguments for and against any action. It may also prevent stockholders from receiving accurate and complete information on important pending actions. It may also deny our Board the opportunity to consider the merits of the proposed action and suggest superior proposals or alternatives for stockholder evaluation.

Requiring corporate actions to be approved at a meeting of the stockholders provides certain procedural safeguards for our stockholders. Our charter and bylaws require that stockholders proposing business for a stockholder vote either submit proposals for consideration at an annual meeting pursuant to the SEC's stockholder proposal process or provide advance notice to the Company of any proposed director nomination or proposed business. If a proposal or nomination is not included in our proxy statement, the advance notice provisions in our bylaws require the initiating stockholder provide certain information about himself or herself, including a description of the proposed business, any material interest the proponent may have in the nomination or business and a representation that the stockholder will appear in person or by proxy to bring such business before the meeting. The proxy statement and any additional soliciting materials must be distributed to all stockholders of record in advance of the meeting, providing stockholders with sufficient time and opportunity to consider the proposals and make a decision regarding how to vote or direct their proxy. This process allows us to make all stockholders aware of the matters that are to be considered at the annual meeting of the stockholders and present an analysis and recommendation regarding such proposals.

Our charter and bylaws contain procedural safeguards regarding special meetings similar to the safeguards in place for annual meetings, as described above. Action by written consent at any time does not allow for any procedural safeguards. Proponents of an action by written consent need not satisfy any holding requirements with respect to our common stock, which may allow market participants engaging in short-term speculation to potentially determine the outcome of any particular issue. Such stockholders may not act in the interests of longer-term holders. In general, stockholders are not entitled to receive notice of actions to be taken by written consent and, thus, may not be given sufficient time or opportunity to evaluate the proposed action. Our Board would not have the opportunity to analyze and provide a recommendation with respect to a proposed action by written consent, and proponents of the proposed action need not provide any information regarding themselves or their interests in the proposed action to other stockholders or the Company. The lack of the procedural safeguards in the written consent process may allow the exertion of inappropriate influence by stockholders with special interests that may be inconsistent with the long-term best interests of the Company and our stockholders. Permitting stockholder action by written consent could create substantial confusion and disruption, as multiple stockholder groups could solicit multiple written consents simultaneously, some of which may be duplicative or contradictory. We believe that our existing governance provisions strike the right balance between the rights of stockholders to have a say in our Company's governance and protecting against abusive actions that may disrupt the effective management of the Company and be detrimental to stockholder interests.

The Board believes that the potential for abuse and disenfranchisement of minority stockholders and other adverse consequences associated with the right to act by written consent outweighs any potential benefits to our stockholders. Our stockholders have other avenues for raising important matters with our Board. Besides the right to call a special meeting, we have procedures in place that provide our stockholders with the opportunity to communicate with members of the Board, as described in the section of this proxy statement titled "Requirements for Submission of Proxy Proposals, Nomination of Directors and Other Business of Stockholders."

The Board opposes this proposal because it could have adverse consequences on AmerisourceBergen and our stockholders, including potential abuse, disenfranchisement of minority stockholders, lack of transparency and accountability to our stockholders, and the undermining of an orderly governance process for taking significant corporate actions. We believe that our existing governance structure is highly supportive of stockholder rights and addresses the proponent's concerns.

For the foregoing reasons, we believe that this proposal is not in the best interests of AmerisourceBergen or our stockholders.

Accordingly, your Board recommends a vote "AGAINST" this proposal.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and executive officers as well as persons who beneficially own more than 10 percent of our common stock to file with the SEC reports of ownership and changes in beneficial ownership of our common stock. Directors, executive officers and greater than 10 percent stockholders are required to furnish us with copies of all Section 16(a) forms they file. We believe that during fiscal year 2014 all of our directors and executive officers complied with these requirements, except as described below.

On September 29, 2014, we filed Form 4s for Dr. Henney and Mr. Gochnauer to report 3 transactions due to the vesting earlier in the year of restricted stock units held by them. On September 29, 2014, we filed a Form 4 for Mr. Neu to report 7 transactions due to the grant of options and restricted stock to Mr. Neu's spouse in fiscal years 2012, 2013 and 2014, and a transaction on February 29, 2014 to satisfy tax withholding liability in connection with the vesting of restricted stock held by Mr. Neu's spouse. On March 7, 2014, we filed a Form 4 for Mr. Chou to report 10 transactions due to automatic broker-administered dividend reinvestment activity during fiscal years 2011, 2012 and 2013.

AVAILABILITY OF FORM 10-K

Copies of our Annual Report on Form 10-K for the fiscal year ended September 30, 2014 (without exhibits or documents incorporated by reference therein), are available without charge to stockholders upon written request to the Corporate and Investor Relations Department, AmerisourceBergen Corporation, 1300 Morris Drive, Chesterbrook, Pennsylvania 19087, by calling (610) 727-7000 or via the Internet at www.amerisourcebergen.com.

REQUIREMENTS FOR SUBMISSION OF PROXY PROPOSALS,
NOMINATION OF DIRECTORS AND OTHER BUSINESS OF STOCKHOLDERS

Stockholder Proposals for Inclusion in the 2016 Proxy Statement.    Any proposal of a stockholder that is intended to be presented by such stockholder at AmerisourceBergen's 2016 Annual Meeting of Stockholders must be received in writing by September 25, 2015 in order to be considered for inclusion in the 2016 Proxy Statement and the form of proxy relating to the 2016 meeting. All proposals should be submitted, along with proof of ownership of AmerisourceBergen common stock in accordance with Rule 14a-8(b)(2), to: Kathy H. Gaddes, Secretary, AmerisourceBergen Corporation, 1300 Morris Drive, Chesterbrook, Pennsylvania 19087. Stockholder proposals must comply with SEC Rule 14a-8, Delaware law and our bylaws. Failure to deliver a proposal by these means may result in it not being deemed timely received.

Other Stockholder Proposals for Presentation at the 2016 Annual Meeting of Stockholders.    Stockholders of record who do not submit a proposal for inclusion in AmerisourceBergen's proxy materials under SEC Rule 14a-8, but who instead intend to nominate a person for election as director or to introduce an item of business at the 2016 Annual Meeting of Stockholders must provide advance written notice to us in accordance with our bylaws. Our bylaws set forth the procedures that must be followed and the information that must be provided in order for a stockholder to nominate a person for election as director or to introduce an item of business at the 2016 Annual Meeting of Stockholders. We must receive notice of your intention to introduce a nomination or other item of business at the 2016 Annual Meeting of Stockholders no earlier than November 6, 2015 and no later than December 4, 2015. Such notice should be addressed to Kathy H. Gaddes, Secretary, AmerisourceBergen Corporation, 1300 Morris Drive, Chesterbrook, Pennsylvania 19087 and must include the information set forth in our bylaws. You may obtain a copy of our bylaws upon request by writing to the Secretary at our principal executive offices. The proxy solicited by our Board of Directors for the 2016 Annual Meeting of Stockholders will confer discretionary authority with respect to any such proposal.

The Chairman of the 2016 Annual Meeting of Stockholders may refuse to allow the transaction of any business or acknowledge the nomination of any person not made in compliance with the procedures set forth for such matters in our bylaws.

Other Stockholder Communications.    Stockholder communications may be submitted at any time in writing to: Kathy H. Gaddes, Secretary, AmerisourceBergen Corporation, 1300 Morris Drive, Chesterbrook, Pennsylvania 19087. Stockholder communications are communications from any stockholder to the Board of Directors, any committee or any director on matters that relate reasonably to their respective duties and responsibilities. Stockholder communications do not include stockholder proposals (discussed above) and stockholder recommendations for director nominee candidates (discussed under Process for Identifying and Evaluating Director Nominees and for Submitting Recommendations). AmerisourceBergen's Secretary will determine, in her good faith judgment, which stockholder communications will be relayed to the Board of Directors, any committee or any director.

Appendix A

SUPPLEMENTAL INFORMATION: GAAP TO NON-GAAP RECONCILIATION

We publicly disclose certain non-GAAP financial measurements in our adjusted results from continuing operations because management uses these non-GAAP measures for business planning purposes, including managing our business against internal projected results of operations and measuring our performance. The adjustments made to GAAP financial measures relate to amounts associated with our gains on antitrust litigation settlements; LIFO expense; acquisition related intangibles amortization; warrant expense; employee severance, litigation and other; and loss on early retirement of debt. We present these supplemental measures because we believe that these measures provide investors with important supplemental information with which to evaluate our performance on the same basis as management. These supplemental performance measures may vary from, and may not be comparable to, similarly titled measures by other companies in our industry.

We have defined the non-GAAP financial measure of Adjusted Diluted Earnings per Share from Continuing Operations as follows: diluted earnings per share from continuing operations excluding the impact of the accounting dilution from the unexercised warrants and the impact of purchases under our special $650 million share repurchase program and excluding the per share impact of gains on antitrust litigation settlements; LIFO expense; acquisition related intangibles amortization; warrant expense; employee severance, litigation and other; and loss on early retirement of debt, in each case net of the tax effect calculated using the applicable effective tax rate for those items. We prepare Adjusted Diluted Earnings per Share from Continuing Operations to eliminate the items, which we do not consider indicative of our ongoing operating performance due to their inherent unusual, non-operating, or non-recurring nature.

The following is a reconciliation of the GAAP financial measures to their most directly comparable non-GAAP financial measures (in thousands):

	Fiscal Year Ended September 30, 2014
	GAAP	Warrant Expense (2)	Gain on Antitrust Litigation Settlements	LIFO Expense	Acquisition Related Intangibles Amortization	Employee Severance, Litigation and Other	Loss on Early Retirement of Debt	Adjusted Non-GAAP
Revenue	$119,569,127	$ —	$ —	$ —	$ —	$ —	$ —	$119,569,127
Cost of goods sold	116,586,761	—	24,436	(348,063)	—	—	—	116,263,134

Gross profit	2,982,366	—	(24,436)	348,063	—	—	—	3,305,993
Operating expenses	2,203,482	(422,739)	—	—	(23,167)	(8,192)	—	1,749,384

Operating income	778,884	422,739	(24,436)	348,063	23,167	8,192	—	1,556,609
Other income	(4,360)	—	—	—	(1,228)	—	—	(5,588)
Interest expense, net	76,862	(3,062)	—	—	—	—	—	73,800
Loss on early retirement of debt	32,954	—	—	—	—	—	(32,954)	—

Income before income taxes	673,428	425,801	(24,436)	348,063	24,395	8,192	32,954	1,488,397
Income taxes(1)	389,398	26,434	(9,370)	133,445	9,354	3,141	12,634	565,036

Income from continuing operations	$ 284,030	$ 399,367	$(15,066)	$ 214,618	$ 15,041	$ 5,051	$ 20,320	$ 923,361

Diluted earnings per share from continuing operations(2)	$ 1.21	$ 1.73	$ (0.06)	$ 0.92	$ 0.06	$ 0.02	$ 0.09	$ 3.97
Diluted weighted average common shares outstanding(2)	235,405	232,811	232,811	232,811	232,811	232,811	232,811	232,811

(1)
The amount of warrant expense deductible for tax purposes is based upon their initial valuation. Therefore, the income tax rate on warrant expense will vary by fiscal year depending upon the annual changes in the fair value of the warrants.

(2)
Warrant expense is recorded as an operating expense. For the reconciling items and the non-GAAP presentation, diluted earnings per share from continuing operations and diluted weighted average common shares outstanding have been adjusted to exclude the impact of the accounting dilution from the unexercised warrants (3,251 shares), and the impact from the shares repurchased under the special $650 million share repurchase program (657 shares). In connection with the special share repurchase program, the Company issued $600 million of 1.15% senior notes due in May 2017. The interest expense incurred relating to this borrowing has been excluded from the non-GAAP presentation.

Note: Management considers GAAP financial measures as well as the presented non-GAAP financial measures in evaluating the Company's operating performance. Therefore, we believe that our presentation of non-GAAP financial measures provides useful supplementary information to, and facilitates additional analysis by, investors.

 A-1

AmerisourceBergen®

Where knowledge,
reach and partnership
shape healthcare delivery.

. AmerisourceBergen Corporation Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. q PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q A Proposals — The Board of Directors recommends a vote FOR Items 1, 2 and 3. 1. ELECTION OF TEN DIRECTORS. + For Against Abstain For Against Abstain For Against Abstain 1.1 Ornella Barra 1.2 Steven H. Collis 1.3 Douglas R. Conant 1.4 Richard W. Gochnauer 1.5 Richard C. Gozon 1.6 Lon R. Greenberg 1.7 Jane E. Henney, M.D. 1.8 Kathleen W. Hyle 1.9 Michael J. Long 1.10 Henry W. McGee For Against Abstain ForAgainst Abstain 2. Ratification of appointment of independent registered public accounting firm for fiscal year 2015. 3. Advisory vote to approve named executive officer compensation. The Board of Directors recommends a vote AGAINST Item 4. For Against Abstain 4. Stockholder proposal to permit stockholder action by written consent. 5. Other Matters. In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the meeting or any adjournments thereof. B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below Note: Please date this proxy, sign your name exactly as it appears hereon, and return it promptly using the enclosed postage paid envelope. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. + 1 U P X 01Y6BB Annual Meeting Proxy Card X IMPORTANT ANNUAL MEETING INFORMATION

. q PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q Proxy — AmerisourceBergen Corporation PROXY FOR ANNUAL MEETING OF STOCKHOLDERS March 5, 2015 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS KNOW ALL MEN BY THESE PRESENTS, that the undersigned stockholder of AMERISOURCEBERGEN CORPORATION, a Delaware corporation, does hereby constitute and appoint Steven H. Collis, John G. Chou and Kathy H. Gaddes, or any one of them, with full power to act alone and to designate substitutes, the true and lawful attorneys and proxies of the undersigned for and in the name and stead of the undersigned, to vote all shares of Common Stock of AMERISOURCEBERGEN CORPORATION which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders to be held at The Breakers, One South County Road, Palm Beach, Florida 33480, on March 5, 2015 at 2:00 p.m., Eastern Time, and at any and all adjournments and postponements thereof, as stated on the other side. THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR ITEMS 1, 2 AND 3 AND AGAINST ITEM 4 AND WILL GRANT DISCRETIONARY AUTHORITY PURSUANT TO ITEM 5. (Continued on the reverse side. Must be signed and dated on the reverse side) YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.